UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
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☐	Soliciting material under Rule 14a-12
ROCK-TENN COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
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December 17, 2007

To our Shareholders:

It is our pleasure to invite you to attend our annual meeting of shareholders, which is to be held on January 25, 2008, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092. The meeting will start at 9:00 a.m., local time.

The following Notice of 2008 Annual Meeting of Shareholders outlines the business to be conducted at the meeting.

Please complete, sign and return your proxy in the enclosed envelope or follow the other voting procedures described in the proxy statement as soon as possible to ensure that your shares will be represented and voted at the annual meeting. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

James A. Rubright
Chairman and
Chief Executive Officer

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS To Be Held on January 25, 2008
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 25, 2008
ELECTION OF DIRECTORS ITEM 1
COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION TABLES
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ITEM 2
OTHER MATTERS
ADDITIONAL INFORMATION

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on January 25, 2008

TIME:	9:00 a.m., local time, on Friday, January 25, 2008.
PLACE:	Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092.
ITEMS OF BUSINESS:	(1) To elect five directors.
(2) To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.
(3) To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.
WHO MAY VOTE:	You can vote if you were a holder of Class A Common Stock of record on November 30, 2007.
ANNUAL REPORT:	A copy of our Annual Report is enclosed.
DATE OF THIS NOTICE:	December 17, 2007.
DATE OF MAILING:	This notice and the proxy statement are first being mailed to shareholders on or about December 21, 2007.

ROCK-TENN COMPANY
504 Thrasher Street
Norcross, Georgia 30071

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 25, 2008

PROXY SOLICITATION AND VOTING INFORMATION

Who is furnishing this proxy statement?

This proxy statement is being furnished to our shareholders by our board of directors in connection with the solicitation of proxies by the board of directors. The proxies will be used at our annual meeting of shareholders to be held on January 25, 2008 (which we refer to as the “annual meeting”).

What am I voting on?

You will be voting on each of the following:

•	To elect five directors.

•	To ratify the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm. We refer to the appointment of Ernst & Young LLP as our independent registered public accounting firm as the “E&Y Appointment.”

•	To transact any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

As of the date of this proxy statement, the board of directors knows of no other matters that will be brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting and you are not entitled to appraisal or dissenters’ rights.

Who can vote?

You may vote if you owned Class A Common Stock as of the close of business on November 30, 2007, the record date for the annual meeting. As of November 30, 2007, there were 38,012,340 shares of our Class A Common Stock outstanding.

What if my certificates represent Class B Common Stock?

Each share of our Class B Common Stock was automatically converted into one share of Class A Common Stock on June 30, 2002. Each certificate that represented shares of Class B Common Stock represents the same number of shares of Class A Common Stock into which the Class B Common Stock was converted. We refer to our Class A Common Stock (including certificates that represented shares of Class B Common Stock) as the “Common Stock.”

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	Over the Internet at the address shown on your proxy card. If you have access to the Internet, we encourage you to vote in this manner.

•	By telephone using the number shown on your proxy card.

•	By completing, signing and returning the proxy.

•	By attending the annual meeting and voting in person.

Please follow the directions on your proxy card carefully. If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting depends on their voting processes and you should contact your bank or broker for more information.

Can I vote at the annual meeting?

You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one proxy?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, 250 Royall Street, Canton, MA 02021 and may be reached at 1-800-568-3476.

What if I return my proxy but do not provide voting instructions?

If you sign and return your proxy but do not include voting instructions, your proxy will be voted FOR the election of the five nominee directors named on pages 4 and 5 of this proxy statement and FOR the ratification of the E&Y Appointment.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 2:00 a.m., E.T., on January 25, 2008.

•	Giving written notice to the Corporate Secretary of our company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

How many votes am I entitled to?

You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the votes of the Common Stock outstanding as of November 30, 2007 must be present at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

How many votes are needed to elect directors?

The five nominees receiving the highest number of “yes” votes will be elected directors. This number is called a plurality.

How many votes are needed to ratify the E&Y Appointment?

To ratify the E&Y Appointment, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter.

How many votes are needed for other matters?

To approve any other matter that properly comes before the annual meeting, the “yes” votes cast in favor of the matter must exceed the “no” votes cast against the matter. The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which includes the election of directors and ratification of the appointment of our independent registered public accounting firm. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “yes” votes or “no” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy.

ELECTION OF DIRECTORS
ITEM 1

Board of Directors

Our board of directors currently has 12 members. The directors are divided into three classes with the directors in each class serving a term of three years. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires. At the annual meeting on January 25, 2008, five nominees for director are to be elected to serve on our board of directors. Four of the nominees will be elected to serve until the annual meeting in 2011, or until their successors are qualified and elected, and one of the nominees will be elected to serve until the annual meeting in 2009, or until her successor is qualified and elected. Our board is authorized to increase the size of the board and is authorized to fill the vacancies created by the increase. Any directors elected by the board in this manner will stand for re-election at the next annual meeting of shareholders after their election even if that class of directors is not subject to election in that year. On November 20, 2007, our board authorized an increase in the size of the board from 11 members to 12 members and elected Robert M. Chapman to serve as the new director. Our shareholders will vote at the annual meeting whether to elect him to serve a full term as a director with a term expiring in

2011. On November 2, 2007, the board elected Bettina M. Whyte to fill the vacancy created by James M. Johnson’s resignation. While Ms. Whyte’s term will not expire until the annual meeting in 2009 and until her successor is qualified and elected, the board of directors has recommended that our shareholders vote at the annual meeting to elect Ms. Whyte to a term expiring at the annual meeting in 2009. Our board is also authorized to fill any other vacancies occurring in the board of directors. A director elected by the board in this manner may serve for the unexpired term of his or her predecessor in office and until the election and qualification of his or her successor.

We do not believe that any of the nominees for director will be unwilling or unable to serve as director. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

•	To reduce the number of directors for the ensuing year.

In no event, however, can a proxy be voted to elect more than five directors.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR J. Hyatt Brown, Robert M. Chapman, Russell M. Currey and G. Stephen Felker to hold office until the annual meeting of shareholders in 2011, or until each of their successors is qualified and elected. The board of directors also recommends a vote FOR Bettina M. Whyte to hold office until the annual meeting of shareholders in 2009, or until her successor is qualified and elected. Proxies returned without instructions will be voted FOR these nominees.

Nominees for Election — Term Expiring 2011

		Director
Name	Age	Since	Positions Held

J. Hyatt Brown	70	1971	Mr. Brown has served as chairman and chief executive officer of Brown & Brown, Inc., an insurance services company, for more than five years. Mr. Brown is also a director of SunTrust Banks, Inc., a bank holding company, FPL Group, Inc., an electric utility company, International Speedway Corp., a motor sports company, and Brown & Brown, Inc.
Robert M. Chapman	54	2007	Mr. Chapman has served as chief operating officer of Duke Realty Corporation, a real estate development company, since August 2007, as senior executive vice president of real estate operations for Duke Realty from August 2003 until July 2007 and as regional executive vice president for Duke Realty’s Southeast region from 1999 through July 2003.
Russell M. Currey	46	2003	Mr. Currey has served as executive vice president and general manager of our corrugated packaging division for more than five years. Mr. Currey joined our company in July 1983. Mr. Currey is the nephew of Robert B. Currey, a director of our company.
G. Stephen Felker	56	2001	Mr. Felker has served as chairman of the board and director of Avondale Incorporated, a former textile manufacturer, since 1992, president and chief executive officer of Avondale since 1980, and in various other capacities at Avondale since 1974. He is also a director and executive officer of Avondale Mills, Inc., a former textile manufacturer and wholly-owned subsidiary of Avondale Incorporated. Avondale has ceased its textile operations following a train derailment that destroyed its manufacturing facilities, is selling all of its assets and is pursuing claims against Norfolk Southern Corporation relating to the derailment.

Incumbent Directors — Term Expiring 2009

		Director
Name	Age	Since	Positions Held

John D. Hopkins	69	1989	Mr. Hopkins has served as counsel with Womble Carlyle Sandridge & Rice, PLLC, a full-service law firm, since October 2003. Mr. Hopkins served as executive vice president and general counsel of Jefferson-Pilot Corporation, a holding company with insurance and broadcasting subsidiaries, from April 1993 until he retired in May 2003.
James A. Rubright	61	1999	Mr. Rubright has served as our chief executive officer (“CEO”) since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, and Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel.
Bettina M. Whyte	58	2007	Ms. Whyte was Managing Director and Head of the Special Situations Group of MBIA Insurance Corporation, a world leader in credit enhancement services and a global provider of fixed-income asset management services, from March 2006 until October 16, 2007; and Managing Director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006. Ms. Whyte is also a director of AGL Resources Inc., an energy company, and Amerisure Insurance, an insurance company.
James E. Young	58	2003	Mr. Young has served as president and chief executive officer of Citizens Trust Bank, a commercial bank, since 1998. He is also a member of the board of directors of Citizens Trust Bank and Citizens Bancshares Corporation, a bank holding company.

Incumbent Directors — Term Expiring 2010

		Director
Name	Age	Since	Positions Held

Stephen G. Anderson	69	1977	Dr. Anderson retired in June 2001 from his private practice in Winston-Salem, North Carolina, where he had been a physician for more than five years.
Robert B. Currey	67	1989	Mr. Currey founded Currey & Company, Inc., a producer of consumer lighting products, and has served as chairman and was formerly chief executive officer of that business for more than five years. Mr. Currey is the uncle of Russell M. Currey, a director and a division executive of our company.
L. L. Gellerstedt, III	51	1998	Mr. Gellerstedt has served as the president of the office/multi-family division of Cousins Properties, Inc., a real estate development company, since June 2005. Mr. Gellerstedt served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, from June 2003 until June 2005. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. Mr. Gellerstedt is a director of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc., a commercial bank, and Alltel Corporation, a nationwide telecommunications services company.

		Director
Name	Age	Since	Positions Held

John W. Spiegel	66	1989	Mr. Spiegel has served as non-executive chairman and a director of S1 Corporation, a provider of integrated applications for financial institutions, since October 2006. Mr. Spiegel is a director of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company, and a member of the board of trustees of Colonial Properties Trust, a real estate investment trust. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from these positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly-owned subsidiary of SunTrust Banks, Inc., through March 31, 2005.

Corporate Governance

Corporate Governance Guidelines.  We have posted our Corporate Governance Guidelines on our Internet website at www.rocktenn.com.  Copies of our Corporate Governance Guidelines are available, without charge, at the written request of any shareholder of record. Requests for copies should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

Director Independence.  Our board of directors annually conducts an assessment of the independence of each director in accordance with our Corporate Governance Guidelines, applicable rules and regulations of the Securities and Exchange Commission (which we refer to as the “SEC”), and the corporate governance standards of the NYSE. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the issue not merely from the standpoint of a director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is free of any relationship with our company or our management that impairs the director’s ability to make independent judgments.

The board of directors conducted an assessment of the independence of each director other than Mr. Chapman and Ms. Whyte at its last regularly scheduled meeting. Based on this assessment, the board affirmatively determined that the following directors were independent: Dr. Anderson, Messrs. Brown, Robert Currey, Felker, Gellerstedt, Hopkins, Johnson, Spiegel and Young. The board of directors separately conducted an assessment of the independence of Mr. Chapman and Ms. Whyte and determined that they are also independent. The board of directors determined that each of these directors had no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with our company). The board determined that neither of Messrs. Russell Currey and Rubright is independent because each is an employee of our company. The board determined that each of Dr. Anderson, Messrs. Chapman, Hopkins, Johnson and Young and Ms. Whyte is independent because he or she had no significant relationship with our company (other than as a director and shareholder). The board determined that no relationship that each of Messrs. Brown, Robert Currey, Felker, Gellerstedt and Spiegel has with our company was material for purposes of determining his independence. In making that determination, the board considered the following relationships that each of Messrs. Brown, Robert Currey, Felker, Gellerstedt and Spiegel had with our company (one of which is also described under the heading “Certain Transactions” elsewhere in this proxy statement):

Messrs. Brown, Gellerstedt and Spiegel:  Mr. Brown serves on the board of directors of SunTrust Banks, Inc. Mr. Gellerstedt serves on the board of directors of SunTrust Bank, Atlanta, a subsidiary of SunTrust Banks, Inc. Mr. Spiegel served as a non-executive Vice Chairman of SunTrust Bank Holding Company, a subsidiary of SunTrust Banks, Inc. (a non-executive position) through March 31, 2005. Our company made payments to SunTrust Banks, Inc. and its subsidiaries during fiscal 2007, 2006 and 2005 for various banking and financial consulting services, including for certain services related to our credit facility and our letter of credit facility during fiscal 2007, 2006 and 2005 and for our asset securitization facility during fiscal 2007 and 2006. The aggregate of these payments did not exceed 1% of our gross revenues during fiscal 2007 or 1% of SunTrust Bank’s gross revenues during its fiscal year ended December 31, 2006. The board determined that these payments and relationships were not material for these purposes.

J. Hyatt Brown:  Mr. Brown is an executive officer of Brown & Brown, Inc. Our company made payments to Brown & Brown, Inc. for insurance services during fiscal 2007 as described below under the heading “Certain Transactions.” Our board also considered similar payments made during fiscal 2006 and 2005. The board determined that these payments and relationships were not material for these purposes.

Robert B. Currey:  Mr. Currey is an owner and was an executive officer of Currey & Company, which purchased products from our company during fiscal 2006 and 2005. No purchases were made in fiscal 2007. The board determined that these payments and relationships were not material for these purposes.

G. Stephen Felker:  Mr. Rubright serves on the board of directors of Avondale Incorporated, of which Mr. Felker is a director, an executive officer and a substantial shareholder. The board determined that this relationship was not material for these purposes.

Our company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold or held our equity securities. For purposes of our board’s affirmative determinations of director independence, none of these relationships was considered significant, either individually or collectively, except as described above or under the heading “Certain Transactions” elsewhere in this proxy statement. For these purposes, the board determined that these relationships were not material either individually or collectively.

Audit Committee Membership Criteria.  The NYSE requires that if listed companies do not limit the number of audit committees on which its audit committee members may serve to three or less, then in the event that a director simultaneously serves on the audit committees of more than three public companies, the board must determine that such simultaneous service would not impair the ability of that member to effectively serve on the company’s audit committee and disclose that determination. Our company has not adopted any specific requirements limiting the number of audit committees on which board members may serve.

Since retiring as an executive officer of SunTrust Banks, Inc., Mr. Spiegel advised our board in August 2004 and September 2005 that he had been nominated to join the audit committees of S1 Corporation, which is a publicly held company, and HomeBanc Corp, which, at the time, was a publicly held company. This resulted in Mr. Spiegel serving on the audit committees of more than three public companies. The board determined that serving on an additional audit committee would not impair Mr. Spiegel’s ability to effectively serve on our audit committee. HomeBanc Corp. is no longer a publicly held company. Mr. Spiegel currently serves on four audit committees of publicly held companies.

Director Self-Evaluation.  Our board of directors conducts an annual self-evaluation of the board, its committees and its individual members pursuant to our Corporate Governance Guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our Corporate Governance Guidelines.

Meetings of Non-Management Directors.  Our non-management directors generally meet separately from the other directors in executive session after board meetings and board committee meetings. Pursuant to our Corporate Governance Guidelines, our non-management directors will meet in regularly scheduled executive sessions after board meetings and at such other times as may be scheduled by our chairman of the board or by our presiding independent director.

Presiding Independent Director.  Mr. Brown is currently serving as the presiding independent director, in accordance with our Corporate Governance Guidelines.

Director Education.  Our board of directors has adopted a director education policy under which we will reimburse directors for tuition and all customary and reasonable expenses incurred in connection with attending a director education seminar once every two years. In addition, any director desiring to be reimbursed for additional programs may be reimbursed upon approval of the chairman of the nominating and corporate governance committee.

Communicating with Our Directors.  So that shareholders and other interested parties may make their concerns known, we have established a method for communicating with our directors, including our presiding independent director and other non-management directors. There are two ways to communicate with our directors:

•	By mail: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071.

•	By facsimile: (770) 248-4402.

Communications that are intended specifically for our presiding independent director or other non-management directors should be marked “Attention: Independent Director Communications.” All other director communications should be marked “Attention: Director Communications.” Our legal department will facilitate all of these communications. We have posted a summary of this method for communicating with our directors on our Internet website at www.rocktenn.com.

Our directors are encouraged to attend and participate in the annual meeting. Except for Mr. Spiegel, all of our directors attended the annual meeting of shareholders held on January 26, 2007.

Codes of Business Conduct and Ethics

Employee Code of Business Conduct.  Our board of directors has adopted a code of business conduct for our employees. Failure to comply with this code of business conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct for executive officers of the company.

Code of Business Conduct and Ethics for Board of Directors.  Our board of directors has also adopted a code of business conduct and ethics for our board of directors. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of this code of business conduct and ethics.

Code of Ethical Conduct for Chief Executive Officer and Senior Financial Officers.  Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer), our principal financial officer (our chief financial officer) and our principal accounting officer (our chief accounting officer). These officers are expected to adhere at all times to this code of ethical conduct. Failure to comply with this code of ethical conduct for our chief executive officer and senior financial officers is a serious offense and will result in appropriate disciplinary action. Our board of directors and our audit committee each has the authority to independently approve, in their sole discretion, any such disciplinary action as well as any amendment to and any waiver or material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.rocktenn.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

Copies.  We have posted copies of each of these codes of business conduct and ethics on our Internet website at www.rocktenn.com. Copies of these codes of business conduct and ethics are also available, without charge, at the written request of any shareholder of record. Requests for copies should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

Director Nominations

As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors whose terms are expiring and potential new directors. The committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the committee considers the current qualifications of incumbent directors whose terms are expiring. If vacancies arise or the committee anticipates vacancies, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current board members, professional search firms the committee may seek to engage or other persons. Under our bylaws, Mr. Hyatt Brown will be required to retire from the board at the time of the 2010 annual meeting. Other than Mr. Brown’s future retirement, our board of directors does not currently expect any additional board vacancies to arise due to retirement or otherwise. Three of the nominees that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors”, are incumbent directors whose terms are expiring. Mr. Chapman, who the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors”, is an incumbent director who was elected by the board on November 20, 2007 to fill a vacancy on the board that resulted when the board increased the number of directors from 11 to 12 members. Ms. Whyte, the other nominee that the board has recommended for election by the shareholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors”, is an incumbent director who was elected by the board of directors on November 2, 2007 to fill the vacancy caused by James W. Johnson’s retirement from the board of directors. The board of directors has recommended that the shareholders vote at the annual meeting to elect Ms. Whyte to a term expiring at the annual meeting in 2009.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” Following verification of the shareholder status of persons proposing candidates, the committee will aggregate and consider qualifying nominations. If a shareholder provides materials in connection with the nomination of a director candidate, our Corporate Secretary will forward the materials to the nominating and corporate governance committee. Based on its evaluation of any director candidates nominated by shareholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees.

When the nominating and corporate governance committee reviews a potential new candidate, consistent with our Corporate Governance Guidelines, the committee will apply the criteria it considers appropriate. The committee generally considers the candidate’s qualifications in light of the needs of the board and our company at that time given the current mix of director attributes. Our Corporate Governance Guidelines contain specific criteria for board and board committee membership. In accordance with our Corporate Governance Guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our Corporate Governance Guidelines also provide that each director must meet the following criteria:

•	Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of our company).

•	Be committed to discharging the duties of a director in accordance with the Corporate Governance Guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

Our bylaws also provide that directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of shareholders at which directors are to be elected. The Corporate Governance Guidelines also provide that any director who has a significant change in his or her full time job responsibilities must give prompt written notice to the board of directors, specifying the details, and must submit to the board of directors a letter of resignation from the board of directors and from each committee of the board of directors on which the director serves. Submission of a letter of resignation provides the board of directors the opportunity to review the continued appropriateness of the director’s membership on the board of directors and committees of the board of directors under the circumstances. The board of directors may reject or accept the letter of resignation as it deems to be appropriate.

The nominating and corporate governance committee also considers the candidate’s independence, as defined in the Corporate Governance Guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Corporate Governance — Director Independence.” The committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve our company. Different requirements apply with respect to submitting shareholder proposals for inclusion in the proxy statement and with respect to other proposals to be considered at an annual meeting of our shareholders, as described under the heading “Additional Information — Shareholder Proposals.”

Meetings of the Board of Directors

Our board of directors held seven meetings during fiscal 2007. Each director attended at least 75% of all meetings of the board and committees combined on which they served in fiscal 2007.

Committees of the Board of Directors

The board of directors has an executive committee, an audit committee, a compensation committee, and a nominating and corporate governance committee.

Executive Committee.  Messrs. Brown, Hopkins, Rubright and Spiegel are members of the executive committee. Mr. Brown is chairman of the committee.

The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of our company. However, the executive committee does not have the power to do any of the following: (1) approve or propose to shareholders action that Georgia law requires to be approved by shareholders; (2) fill vacancies on the board or any of its committees; (3) amend our charter; (4) adopt, amend or repeal our bylaws; or (5) approve a plan of merger not requiring shareholder approval.

The executive committee held one meeting during fiscal 2007.

Audit Committee.  Dr. Anderson and Messrs. Robert Currey, Spiegel and Young are members of the audit committee. Mr. Spiegel is chairman of the committee.

The board of directors has determined that Mr. Spiegel is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. The board of directors has also determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above.

The board of directors established the audit committee in accordance with Section 3(a)(58)(A) of the Exchange Act to assist the board of directors in fulfilling its responsibilities with respect to the oversight of the following: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our system of compliance with legal and regulatory requirements. The principal duties and responsibilities of the audit committee are set forth in its charter, which was adopted by the board of directors. The audit committee may exercise additional authority prescribed from time to time by the board of directors.

The audit committee held six meetings during fiscal 2007, including meetings to review and discuss with the independent auditor and management our quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K.

Compensation Committee.  Messrs. Felker, Gellerstedt and Spiegel are members of the compensation committee. The board of directors has determined that all members of the committee are independent. See “Election of Directors — Corporate Governance — Director Independence” above. Mr. Gellerstedt is chairman of the committee.

The purpose of the compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors. The compensation committee is responsible for the following: (1) establishing salaries, bonuses and other compensation for our CEO and our other senior executives (14 senior executives in fiscal 2007, which include our 7 executive officers); and (2) administering our equity incentive plans, our employee stock purchase plan, our SERP (as defined below), our Supplemental Plan (as defined below), our annual executive bonus program and our 2005 Incentive Plan (as defined below).

The committee’s principal duties and responsibilities are to do the following:

•	except to the extent that the committee elects to seek the approval of the board of directors,

•	review and approve corporate goals and objectives relating to compensation of our CEO;

•	evaluate the CEO’s performance in light of any of these goals and objectives; and

•	determine and approve the CEO’s compensation level based on any such evaluation;

•	except to the extent that the committee delegates the responsibility to the CEO or elects to seek the approval of the board of directors,

•	review and approve goals, objectives and recommendations relating to the compensation of senior executives (other than the CEO) submitted to the committee by the CEO; and

•	approve the compensation for senior executives (other than the CEO);

•	adopt, amend and administer our equity plans, cash-based long-term incentive compensation plans and non-qualified deferred compensation plans, except as otherwise provided in those plans;

•	make recommendations to the board of directors with respect to compensation of our non-employee directors; and

•	prepare the report from the committee required by applicable law to be included in our annual proxy statement.

We describe the processes and procedures we use to consider and determine executive compensation, including the scope of authority of the compensation committee, the role of our CEO in determining or recommending executive compensation and the role of our compensation consultant, in this proxy statement in the section below titled “Executive Compensation — Compensation Discussion and Analysis.”

The compensation committee held three meetings during fiscal 2007.

Compensation Committee Interlocks and Insider Participation

Messrs. Felker, Gellerstedt, and Spiegel comprised the entire compensation committee during all of fiscal 2007. None of the compensation committee is or has been an officer or employee of Rock-Tenn or had any relationship that is required to be disclosed as a transaction with a related party.

Nominating and Corporate Governance Committee.  Dr. Anderson and Messrs. Brown and Hopkins are members of the nominating and corporate governance committee, and Mr. Johnson was a member of the nominating and corporate governance committee until his resignation on October 10, 2007. Mr. Hopkins is chairman of the committee. The board of directors has determined that all members of the committee are independent, as was Mr. Johnson. See “Election of Directors — Corporate Governance — Director Independence” above.

The purpose of the nominating and corporate governance committee is to serve as the primary resource for the board of directors in fulfilling its corporate governance responsibilities including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and developing and recommending corporate governance guidelines. The committee’s principal duties and responsibilities are to do the following:

•	develop and recommend corporate governance guidelines and any changes to the Corporate Governance Guidelines;

•	review and make recommendations regarding corporate governance proposals by shareholders;

•	lead the search for potential director candidates;

•	evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors;

•	assist in the process of attracting qualified director nominees;

•	evaluate and recommend changes to the size, composition and structure of the board of directors and its committees;

•	evaluate and recommend changes to the membership criteria for the board of directors and its committees;

•	develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the Corporate Governance Guidelines and recommend to the board of directors any changes to the process that the committee considers appropriate;

•	consult with the compensation committee regarding non-employee director compensation, as requested, in accordance with the Corporate Governance Guidelines; and

•	recommend orientation and education procedures for directors as the committee considers appropriate.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by shareholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Shareholder Nominations for Election of Directors.” See also “Election of Directors — Director Nominations” above.

The nominating and corporate governance committee held three meetings during fiscal 2007.

Copies of Committee Charters.  We have posted on our Internet website at www.rocktenn.com copies of the charters of each of the audit committee, the compensation committee and the nominating and corporate governance committee. Copies of these charters are also available, without charge, at the written request of any shareholder of record. Requests for copies should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

Compensation of Directors

The following table provides information concerning the compensation of the directors who are not named executive officers for fiscal 2007. Except as noted below, all of our non-employee directors are paid at the same rate. The differences among directors in the table below are a function of additional compensation for chairing a committee, varying numbers of meetings attended and corresponding payments of meeting fees, and Mr. Russell Currey’s employment with us. In accordance with SEC regulations, grants of restricted stock and stock options are valued at the grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS 123(R)”). The SFAS 123(R) fair value per share of grants of restricted stock with a market condition and service condition in fiscal 2007 was valued using a Monte Carlo simulation. The SFAS 123(R) fair value per share of grants of restricted stock that contained a market condition and service condition in fiscal 2006 was valued using a binomial model. For all other grants of restricted stock, the SFAS 123(R) fair value per share is equal to the closing price of our Common Stock on the date of grant (i.e., $32.91 on January 26, 2007). We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). For stock options, the fair value per share was valued using a Black-Scholes option pricing model. We include in the table below the ratable portion of grants made both in the current and in prior years to the extent the vesting period for these grants fell in such a year.

For fiscal 2007, directors who are not employees of our company received $32,500 plus $2,000 for each board and committee meeting attended in person and $1,000 for each meeting attended via conference call. Each director who chairs a committee and is not an employee of our company received an additional $5,000. In addition, each non-employee director received, on January 26, 2007, pursuant to our Incentive Stock Plan (as defined below), a grant of 2,000 shares of our Common Stock that will vest on January 26, 2008.

Director Compensation Table for Fiscal 2007

					Change
					in Pension
					Value and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Stephen G. Anderson	$56,500	$53,661	$4,480	$0	$0	$780	$115,421
J. Hyatt Brown	$55,500	$53,661	$4,480	$0	$0	$780	$114,421
Robert B. Currey	$52,500	$53,661	$4,480	$0	$0	$780	$111,421
Russell M. Currey	$0	$140,517	$16,741	$242,950	$7,049	$264,341	$671,598
G. Stephen Felker	$47,500	$53,661	$4,480	$0	$0	$780	$106,421
L.L. Gellerstedt, III	$53,500	$53,661	$4,480	$0	$0	$780	$112,421
John D. Hopkins	$55,500	$53,661	$4,480	$0	$0	$780	$114,421
James W. Johnson	$49,500	$53,661	$4,480	$0	$0	$780	$108,421
John W. Spiegel	$62,500	$53,661	$4,480	$0	$0	$780	$121,421
James E. Young	$53,500	$53,661	$4,480	$0	$0	$780	$112,421

(1)	Non-employee directors received stock awards and option awards on January 26, 2007, and, as an employee, Mr. Russell Currey received stock awards and option awards on May 10, 2007. Amounts are based on the closing market price of our Common Stock of $32.91 (January 26, 2007) and $35.95 (May 10, 2007), as applicable. We report in this column the ratable portion of the value of grants made in fiscal 2007 and prior years calculated in accordance with SFAS 123(R), to the extent the vesting period fell in fiscal 2007. Please refer to footnote 15 to our financial statements in our annual report on Form 10-K for the fiscal year ended September 30, 2007 for a discussion of the assumptions related to the calculation of such value.

(2)	As of November 30, 2007, the aggregate number of unvested restricted stock awards held by each director other than Mr. Rubright was as follows: Dr. Anderson, 2,000 shares; Mr. Brown, 2,000 shares; Mr. Robert Currey, 2,000 shares; Mr. Russell Currey, 20,900; Mr. Felker, 2,000 shares; Mr. Gellerstedt, 2,000 shares; Mr. Hopkins, 2,000 shares; Mr. Spiegel, 2,000 shares; and Mr. Young, 2,000 shares. Mr. Johnson resigned as director on October 10, 2007.

(3)	As of November 30, 2007, the aggregate number of unexercised stock options (vested and unvested) held by each director other than Mr. Rubright was as follows: Dr. Anderson, 14,000; Mr. Brown, 14,000; Mr. Robert Currey, 14,000; Mr. Russell Currey, 122,400; Mr. Felker, 14,000; Mr. Gellerstedt, 14,000; Mr. Hopkins, 14,000; Mr. Spiegel, 14,000; and Mr. Young, 8,000. Mr. Johnson resigned as director on October 10, 2007.

(4)	With respect to Mr. Russell Currey, who is also one of our employees, this amount includes $159,600 earned by Mr. Russell Currey in fiscal 2007 but paid in fiscal 2008 under our annual executive bonus program, and $83,350 earned by Mr. Russell Currey under our 2005 Incentive Plan that vested on September 30, 2007.

(5)	This column shows the increase from September 30, 2006 to September 30, 2007 in the actuarial present value of accumulated benefits for Mr. Russell Currey under the Pension Plan (as defined below) and SERP (as defined below). It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential interest on the deferred compensation of our employees. The amount set forth in this column was calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 were determined as of the end of each fiscal year using compensation data through September 30 and include the current year’s bonus paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Mr. Russell Currey is assumed to work until 65 and then retire. The discount rates used as of September 30, 2006 and September 30, 2007 were 5.875% and 6.25%, respectively. The lump sum rate (SERP only) used as of September 30, 2006 and September 30, 2007 were 4.64% and 4.59%, respectively. The lump sum mortality table (SERP only) used as of September 30, 2006 and September 30, 2007 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post retirement mortality (qualified pension plan only) table used as of September 30, 2006 and September 30, 2007 was RP2000 with 60% Blue Collar and 40% White Collar adjustment for males and females.

(6)	No non-employee director received perquisites or personal benefits in excess of $10,000. Pursuant to SEC regulations, we report our perquisites only when our aggregate incremental cost of providing them to any individual exceeds $10,000. This column includes dividends on unvested restricted stock paid to each non-employee director during fiscal 2007 in the amount of $780 each. With respect to Mr. Russell Currey, this column includes the following amounts earned by Mr. Russell Currey in fiscal 2007 in connection with his employment with our company: salary, $235,625; club membership, $5,399; insurance premiums, $1,811; company contributions to the Supplemental Plan and 401(k) Plan (as defined below), $11,557; dividends paid on unvested restricted stock, $9,949. Contributions to the Supplemental Plan are shown based on compensation earned during fiscal 2007, although some payments were not made until fiscal 2008.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND PRINCIPAL SHAREHOLDERS

The table below shows, as of November 30, 2007, how many shares of our Common Stock each of the following beneficially owned: our directors, named executive officers (as defined below under “Executive Compensation — Compensation Discussion and Analysis — Introduction”), owners of 5% or more of our Common Stock and our directors and executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to purchase within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the shareholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of Class A Common Stock
	Number of	Percent of
Directors and Named Executive Officers	Shares(1)	Class(2)

James A. Rubright(3)	678,712	1.77%
David E. Dreibelbis(4)	122,267	*
Steven C. Voorhees(5)	234,548	*
James L. Einstein(6)	88,508	*
Michael E. Kiepura(7)	67,676	*
Stephen G. Anderson(8)	447,092	1.18%
J. Hyatt Brown(9)	899,000	2.37%
Robert M. Chapman	0	*
Robert B. Currey(10)	161,983	*
Russell M. Currey(11)	946,712	2.48%
G. Stephen Felker(12)	29,000	*
L. L. Gellerstedt, III(13)	21,000	*
John D. Hopkins(14)	83,464	*
John W. Spiegel(15)	37,402	*
Bettina M. Whyte	0	*
James E. Young(16)	13,000	*
All directors and executive officers as a group(18 persons)(17)	3,937,024	10.17%
Shareholders
Dimensional Fund Advisors Inc.(18)	3,097,125	8.18%

*	Less than 1%.

(1)	These shares include certain restricted stock awards that were granted to our executive officers on May 15, 2003, May 9, 2005, May 8, 2006 and May 10, 2007, some of which had not vested as of November 30, 2007. These persons have the power to vote and receive dividends on these shares, but do not have the power to dispose of, or to direct the disposition of, the shares until the shares are vested pursuant to the terms of the restricted stock grants.

(2)	Based on an aggregate of shares of Common Stock issued and outstanding as of November 30, 2007 plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable prior to January 29, 2008.

(3)	Share balance includes:

• 370,000 shares issuable upon exercise of stock options beneficially owned by Mr. Rubright; and

• 175,833 shares of restricted stock granted to Mr. Rubright.

(4)	Share balance includes 46,583 shares of restricted stock granted to Mr. Dreibelbis.

(5)	Share balance includes:

• 80,000 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees;

• 46,583 shares of restricted stock granted to Mr. Voorhees; and

• 2,000 shares beneficially owned by Mr. Voorhees as custodian for two investment accounts for the benefit of his children.

(6)	Share balance includes 38,933 shares of restricted stock granted to Mr. Einstein.

(7)	Share balance includes:

• 16,667 shares issuable upon exercise of stock options beneficially owned by Mr. Kiepura; and

• 41,250 shares of restricted stock granted to Mr. Kiepura.

(8)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Dr. Anderson;

• 2,000 shares of restricted stock beneficially owned by Dr. Anderson which will vest on January 26, 2008;

• 188,896 shares deemed beneficially owned by Dr. Anderson as trustee of a trust for which he is the trustee, grantor and beneficiary; and

• 242,196 shares deemed beneficially owned by Dr. Anderson’s spouse as trustee for a trust for which she is the trustee, grantor and beneficiary.

(9)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Brown;

• 2,000 shares of restricted stock beneficially owned by Mr. Brown which will vest on January 26, 2008; and

• 880,000 shares beneficially owned by J. Hyatt and Cynthia R. Brown.

(10)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Robert Currey;

• 2,000 shares of restricted stock beneficially owned by Mr. Currey which will vest on January 26, 2008; and

• 142,363 shares held in joint tenancy with Mr. Robert Currey’s spouse.

(11)	Share balance includes:

• 117,000 shares issuable upon exercise of stock options beneficially owned by Mr. Russell Currey;

• 18,800 shares of restricted stock granted to Mr. Russell Currey;

• 300,308 shares deemed beneficially owned by Mr. Russell Currey as trustee of a trust for the benefit of his mother;

• 2,468 shares held by Mr. Russell Currey’s spouse; and

• 359,928 shares owned by Mr. Brad Currey for which Mr. Russell Currey is the proxy agent.

(12)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Felker; and

• 2,000 shares of restricted stock beneficially owned by Mr. Felker which will vest on January 26, 2008.

(13)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Gellerstedt;

• 2,000 shares of restricted stock beneficially owned by Mr. Gellerstedt which will vest on January 26, 2008; and

• 73 shares held by Mr. Gellerstedt’s daughter.

(14)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Hopkins;

• 2,000 shares of restricted stock beneficially owned by Mr. Hopkins which will vest on January 26, 2008;

• 100 shares held by Mr. Hopkins’ spouse; and

• 3,000 shares deemed beneficially owned by Mr. Hopkins as trustee of a trust for which he is the trustee, grantor and beneficiary.

(15)	Share balance includes:

• 14,000 shares issuable upon exercise of stock options beneficially owned by Mr. Spiegel; and

• 2,000 shares of restricted stock beneficially owned by Mr. Spiegel which will vest on January 26, 2008.

(16)	Share balance includes:

• 8,000 shares issuable upon exercise of stock options beneficially owned by Mr. Young; and

• 2,000 shares of restricted stock beneficially owned by Mr. Young which will vest on January 26, 2008.

(17)	Share balance includes:

• 719,267 shares issuable upon exercise of stock options beneficially owned by our directors and executive officers;

• 410,748 shares of restricted stock beneficially owned by our directors and executive officers; and

• 16,000 shares of restricted stock which will vest on January 26, 2008.

(18)	According to its Schedule 13G filed with the SEC on February 9, 2007, Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California, 90401, serves as an investment advisor with sole dispositive power and sole voting power for all these shares. For purposes of the Exchange Act, Dimensional Fund Advisors, Inc. is deemed to be the beneficial owner of these securities; however, Dimensional Fund Advisors Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE OFFICERS

Identification of Executive Officers

The executive officers of our company are as follows as of November 30, 2007:

Name	Age	Position Held

James A. Rubright	61	Chairman of the Board and Chief Executive Officer
David E. Dreibelbis	55	Executive Vice President; General Manager Paperboard Division
James L. Einstein	62	Executive Vice President; General Manager Alliance Division
Michael E. Kiepura	51	Executive Vice President; General Manager Folding Carton Division
Steven C. Voorhees	53	Executive Vice President and Chief Financial Officer
Robert B. McIntosh	50	Senior Vice President, General Counsel and Secretary
A. Stephen Meadows	57	Chief Accounting Officer

James A. Rubright has served as our CEO since October 1999 and chairman of the board since January 2000. Mr. Rubright is also a director of AGL Resources Inc., an energy company, Oxford Industries, Inc., a manufacturer and seller of branded and private label apparel, and Avondale Incorporated, a former textile manufacturer.

David E. Dreibelbis has served as executive vice president and general manager of our paperboard division since November 2000. From September 1992 to October 2000, Mr. Dreibelbis was the executive vice president and general manager of our mill group. Mr. Dreibelbis joined our company in April 1979.

James L. Einstein has served as executive vice president and general manager of our Alliance division since November 2000. From January 1995 until October 2000, Mr. Einstein served as vice president and general manager of our display operations.

Michael E. Kiepura has served as executive vice president of our folding carton division since June 2005. From August 2001 to June 2005, Mr. Kiepura was the senior vice president of sales in the folding carton division. From November 1999 to July 2001, Mr. Kiepura was senior vice president, eastern region, folding carton division.

Steven C. Voorhees has served as our executive vice president and chief financial officer since September 2000.

Robert B. McIntosh has served as our senior vice president, general counsel and secretary since August 2000.

A. Stephen Meadows joined our company in July 2006 and was elected as our chief accounting officer in November 2006. From March 2005 to March 2006, Mr. Meadows was chief accounting officer of Drummond Company, Inc., which is principally engaged in the business of mining, purchasing, processing and selling of coal and coal derivatives. From May 2002 to January 2005, Mr. Meadows was vice president finance and risk management at Progress Energy, a diversified energy company.

All of our executive officers are elected annually by and serve at the discretion of either the board of directors or the chairman of the board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss our compensation program as it pertains to our chief executive officer, our chief financial officer, and our three other most highly-compensated executive officers in fiscal 2007. We refer to these five persons throughout as the “named executive officers” or our “NEOs”. Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our named executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased shareholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. The main principles of this strategy include the following:

•	compensation decisions are based generally on a pay-for-performance model; therefore, a substantial portion of total direct compensation should consist of variable pay;

•	long-term incentives (“LTI”) should be used in addition to short-term incentives (“STI”) to encourage a focus on long-term decision making;

•	equity compensation should be used in addition to cash compensation;

•	compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at risk to performance, long-term rather than short-term, and equity based rather than cash based; and

•	overall compensation must be competitive in the marketplace in order to attract superior executives.

The following table shows the use of these principles in the weighting of the target total direct compensation elements used in fiscal 2007:

Mr. Rubright (Chairman and CEO)(1)		NEOs (Other than CEO)(1)

Base Salary	20%	Base Salary	28%
Target Bonus	20%	Target Bonus	20%
Target LTI	60%	Target LTI	52%
Target Variable	80%	Target Variable	72%
LTI vs. STI	74%/26%	LTI vs. STI	72%/28%
Equity vs. Cash	60%/40%	Equity vs. Cash	52%/48%

(1)	Amounts exclude bonus opportunity under the 2005 Shareholder Value Creation Incentive Plan. See “2005 Incentive Plan” below.

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to attract and retain high quality executives capable of and committed to achieving superior performance; enhance each individual executive’s performance; align incentives with the areas of our business most directly impacted by the executive’s leadership and performance; improve the overall performance of our company; increase shareholder value by creating a mutuality of interest between the executive officers and shareholders through equity compensation structures that promote the sharing of the rewards and risks of strategic decision-making; and enhance the financial effectiveness of the program by taking into consideration the accounting treatment, deductibility and taxation of compensation decisions.

Administration of Our Executive Compensation Program

Our executive compensation program is administered by the compensation committee of our board of directors. As reflected in its charter, the compensation committee approves executive compensation-related corporate and individual goals and objectives, determines the compensation of our CEO and our other 14 senior executives, and evaluates our CEO’s performance relative to established goals and objectives.

Over the course of each year, the compensation committee reviews the relationship between our executive compensation program and the achievement of business objectives, as well as the competitiveness of the program.

The compensation committee has retained Mercer Human Resources Consulting, a compensation consulting firm, to provide objective analysis, advice and information to the compensation committee, including competitive market data and compensation recommendations related to our CEO and our 14 other senior executives. Mercer reports to the chairman of the compensation committee and has direct access to the other members of the compensation committee. Mercer attends committee meetings and also meets with the compensation committee in person in executive sessions without management present. The decisions made by the compensation committee are the responsibility of the committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Mercer does not provide any other services to us.

The compensation committee considers input from the CEO in making determinations regarding our overall executive compensation program and the individual compensation of the senior executives other than the CEO. As part of the annual planning process, the CEO develops targets for our annual bonus program and presents them to the compensation committee for consideration. Based on performance appraisals and information regarding competitive market practices provided by Mercer, the CEO recommends base salary adjustments, annual bonus opportunities, and long-term incentives levels for our senior executives other than our CEO. Each year, the CEO presents to the compensation committee and the non-management directors his evaluation of each senior executive’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the senior executives.

After taking into account input from our CEO and Mercer, the compensation committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each element in the compensation program. In setting these levels, the compensation committee reviews a detailed analysis of each senior executive’s annual total direct compensation (base salary, annual bonus opportunity and long-term incentives), including the competitive market data discussed below and the value of benefits under our retirement plans.

Consideration of Competitive Market Data Regarding Executive Compensation

In determining the amount of senior executive compensation each year, the compensation committee reviews competitive market data from a combination of a specific peer group of companies within the paper and packaging industry and various published survey data for similarly sized companies or business units in the “non-durable goods manufacturing” sector. In some cases, these surveys include “all manufacturing” or “general industry” data, when non-durable goods manufacturing categories are not available. For fiscal 2007, the peer group consisted of the following companies:

Bemis Company Inc.	MeadWestvaco Corp.
Caraustar Industries Inc.	Pactiv Corp.
Cenveo Inc.	Sealed Air Corp.
Chesapeake Corp.	Smurfit-Stone Container Corporation
Graphic Packaging Corporation	Sonoco Products Company
Greif Inc.	Temple-Inland Inc.
Packaging Corporation of America

The compensation committee uses this peer group and survey data for benchmarking executive compensation practices and levels of base salary, annual performance bonuses and long-term incentives. The following sets forth the compensation committee’s competitive positioning of various components of executive compensation for our named executive officers relative to the competitive market data for executive talent discussed above:

•	Base salary — Salaries are determined based on the executive’s responsibilities, performance, experience, and the compensation committee’s judgment regarding competitive requirements and internal equity. We do not target a specific market data percentile for base salaries. Our salaries are individually determined and range broadly among our senior executives from approximately the 25th percentile to the 75th percentile; however, our CEO’s salary and the average salary of our other NEOs are below the 50th percentile because we prefer to weight short-term performance based incentives more heavily than salary in setting competitive cash compensation levels.

•	Target total cash compensation (base salary and annual bonus at the target payout level) — Although the compensation committee does not target a specific market percentile, the target total cash compensation of our CEO and the average of the other NEOs in fiscal 2007 was slightly above the 50th percentile.

•	Maximum total cash compensation (base salary and annual bonus at the maximum payout level) — Although the compensation committee does not target a specific market percentile, the maximum total cash compensation of our CEO in fiscal 2007 was equal to 84% of the market 75th percentile, and the average maximum total cash compensation of our other NEOs in fiscal 2007 was slightly less than the market 75th percentile.

•	Long-term incentives — Aggregate LTI values are set by comparing our most recent one and three year financial performance to the performance of the peer group of companies. Our compensation committee makes a judgment regarding our approximate percentile ranking as compared to the peer group and then targets awards having a grant date value that has a market percentile approximately equal to our percentile performance ranking compared to the peer group. The May 2007 LTI awards targeted 62.5 percentile based on our performance compared to the peer group.

The compensation committee attempts to make compensation decisions consistent with the foregoing objectives and competitive considerations, including market levels of compensation it believes are necessary to attract, retain and motivate our senior executives. The compensation committee does not take into account an individual’s net worth or the aggregate wealth accumulated or realized by the individual from past compensation grants.

Components of Our Executive Compensation Program

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives, including both short-term and long-term compensation. We believe that long-term incentives are particularly useful in aligning our executives’ interests with our shareholders’ interests and creating an effective retention measure.

The four primary components of our executive compensation program include:

•	base salary;

•	annual performance bonus;

•	long-term incentives; and

•	retirement benefits.

A description of these four components and related programs follows.

Base Salary.  Base salary is designed to provide competitive levels of compensation to executives based upon their responsibilities, performance and experience, as well as competitive market data. No specific formula is applied to determine the weight of each factor. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives.

At lower executive levels, base salaries represent a larger proportion of total compensation. At more senior executive levels, a greater portion of overall compensation is progressively replaced with larger variable compensation opportunities. The compensation committee has historically followed a policy of using primarily performance bonus awards rather than base salary to reward outstanding performance.

Base salary levels are also important because we generally tie the amount of annual performance bonus and long-term incentive opportunities and a substantial portion of our retirement benefits to a percentage of each executive’s base salary.

Annual Performance Bonus.  Our annual executive bonus program is designed to motivate senior executives and reward the achievement of specific performance goals. Annual bonus goals are established for each of the executives who participates in the program, including each of our named executive officers.

Annual executive bonus program awards are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. The amount of an executive’s bonus opportunity is influenced by these factors, as well as competitive market data and individual performance. For fiscal 2007, the compensation committee set the competitive benchmarks for target total cash compensation (base salary and target annual bonus) slightly above the 50th percentile of the competitive market data. Awards earned under the annual executive bonus program are contingent upon employment with us through the end of the fiscal year and as otherwise determined by the compensation committee.

The ultimate amount paid to an executive under the annual executive bonus program is a function of the following variables: the executive’s overall bonus opportunity, which is based on a percent of the executive’s year-end base salary; the goals established by the compensation committee for the executive; for each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the compensation committee’s determination of the extent to which the executive’s goals were met.

The fiscal 2007 bonus goals of each of our named executive officers are set forth below. The bonus goals of Mr. Rubright were based exclusively on consolidated company measures because his position with us has a substantial impact on the achievement of those measures. The fiscal 2007 bonus goals of Messrs. Dreibelbis, Kiepura and Einstein were based primarily on the measures of the divisions over which they each lead as executive vice president. In the case of Mr. Dreibelbis, one of his goals was based on the operating income of the folding carton division because the success of the folding carton division depends in part on the level of support provided by the paperboard division. In the case of Mr. Kiepura, one of his goals was based on the operating income of the paperboard division because the success of the paperboard division depends in part on the level of support provided by the folding carton division. The fiscal 2007 bonus goals of Mr. Voorhees were based on both consolidated company measures and home office measures because his position with us has a substantial impact on the achievement of each of those measures.

The primary performance goals for each of our NEOs are operating income, customer satisfaction ratings and safety measures, with operating income having the greatest weighting because we believe that maximizing the operating income of each of our divisions and the consolidated company over the long-term will drive shareholder value. Customer satisfaction ratings are an important component of our performance goals because it provides us with an objective measure of how our customers view the quality of our products, the level of our service and the value they receive from conducting business with us. We use CSM Marketing, an independent market research firm, to conduct our annual customer satisfaction surveys (which reports on a scale of 1 — 10, with 10 being the highest rating). Safety has long been an important aspect of our culture. Not so much because a workplace free of accidents will save us money, which it will, but because we do not want any of our employees to get hurt at work. We therefore include safety measures as part of the performance goals for all of our NEOs, other than Mr. Voorhees, who has limited responsibility for manufacturing operations. Our safety performance measures include the number of workers’ compensation claims (“TWCC”) and the severity of injuries as measured by the number of workdays lost due to injuries (“LWD”). In the case of Mr. Voorhees, home office cost savings are an important area of our performance goals because he has responsibility for a substantial portion of our corporate administrative costs. These cost savings goals include maintaining or increasing prior year savings and reducing current year costs.

For fiscal 2007, the compensation committee established the following bonus goals and performance benchmarks for Mr. Rubright under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 125% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks
		(Dollars in 000’s)
Goal	Weight	Threshold	Target	Maximum

Operating Income -
Consolidated Company	75%	$135,000	$149,700	$165,000
Customer Satisfaction -
Consolidated Company	10%	8.3	8.6	9.0
Safety (TWCC) -
Consolidated Company	7.5%	3.3	2.7	2.2
Safety (LWD) -
Consolidated Company	7.5%	45	35	25

For fiscal 2007, the compensation committee established the following bonus goals and performance benchmarks for Mr. Dreibelbis under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks
		(Dollars in 000’s)
Goal	Weight	Threshold	Target	Maximum

Operating Income -
Consolidated Company	20%	$135,000	$149,700	$165,000
Operating Income -
Paperboard Division	50%	$75,000	$86,000	$97,000
Operating Income -
Folding Carton Division	10%	$37,000	$41,200	$44,200
Customer Satisfaction -
Paperboard Division	10%	8.3	8.6	9.0
Safety (TWCC) -
Paperboard Division	5%	4.0	2.75	2.5
Safety (LWD) -
Paperboard Division	5%	75	65	50

For fiscal 2007, the compensation committee established the following bonus goals and performance benchmarks for Mr. Voorhees under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks
		(Dollars in 000’s)
Goal	Weight	Threshold	Target	Maximum

Operating Income -
Consolidated Company	50%	$135,000	$149,700	$165,000
Customer Satisfaction -
Consolidated Company	10%	8.3	8.6	9.0
Home Office -
Maintain/Increase FY06 Savings	10%	$10,000	$12,000	$14,000
Home Office -
Reduce and Manage FY07 Costs	30%	$6,000	$9,000	$12,000

For fiscal 2007, the compensation committee established the following bonus goals and performance benchmarks for Mr. Kiepura under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 100% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks
		(Dollars in 000’s)
Goal	Weight	Threshold	Target	Maximum

Operating Income -
Consolidated Company	20%	$135,000	$149,700	$165,000
Operating Income -
Folding Carton Division	50%	$37,000	$41,200	$44,200
Operating Income -
Paperboard Division	10%	$75,000	$86,000	$97,000
Customer Satisfaction -
Folding Carton Division	10%	8.2	8.5	8.8
Safety (TWCC) -
Folding Carton Division	5%	3.0	2.5	2.0
Safety (LWD) -
Folding Carton Division	5%	45	30	20

For fiscal 2007, the compensation committee established the following bonus goals and performance benchmarks for Mr. Einstein under the annual executive bonus program. He was eligible to earn a cash bonus of up to a maximum of 80% of his year-end base salary to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks
		(Dollars in 000’s)
Goal	Weight	Threshold	Target	Maximum

Operating Income -
Consolidated Company	10%	$135,000	$149,700	$165,000
Operating Income -
Alliance Division	70%	$20,000	$24,000	$26,800
Customer Satisfaction -
Alliance Division	10%	8.1	8.5	8.8
Safety (TWCC) -
Alliance Division	5.0%	2.75	2.0	1.3
Safety (LWD) -
Alliance Division	5.0%	15	10	5

The compensation committee sets these performance goals and related performance benchmarks at the beginning of each fiscal year based largely on management’s confidential business plan and budget for that fiscal year. The compensation committee sets the required performance benchmark to achieve a maximum payout for a particular performance goal at ambitious levels that can only be attained when applicable results are exceptional and which justify the higher award payments. We would expect an executive to achieve a maximum payout with respect to a particular performance goal one or two years out of 10. Similarly, we would expect an executive to achieve a threshold payout or less with respect to a particular performance goal one or two years out of 10.

Potential bonus payouts under our annual executive bonus program depend on the level at which the performance benchmarks are achieved as set forth in the table below based on a percentage of the executive’s year-end base salary. The failure to achieve at least a threshold performance benchmark with respect to a particular bonus goal will result in no payout with respect to that bonus goal. The achievement in excess of the maximum performance benchmark with respect to a particular bonus goal will result in a maximum payout with respect to that bonus goal. The achievement in excess of the threshold performance benchmark with respect to the particular bonus goal, but at a level below the maximum performance benchmark, will result in a payout with respect to the particular bonus goal based on straight-line interpolation. The compensation committee is responsible for assessing actual performance relative to performance benchmarks for each goal and, in doing so, determines the amount of any final bonus payout. For fiscal 2007, the compensation committee determined that the named executive officers achieved overall performance benchmarks resulting in the annual executive bonus payout as a percentage of year-end base salary set forth below in the column entitled “Actual 2007 Executive Bonus Payout.”

	Payout Based	Payout Based	Payout Based	Actual 2007
	on Achieving	on Achieving	on Achieving	Executive
	Benchmark	Benchmark	Benchmark	Bonus
NEO	at Threshold	at Target	at Maximum	Payout

James A. Rubright	75%	100%	125%	119.8%
David E. Dreibelbis	50%	75%	100%	93.1%
Steven C. Voorhees	50%	75%	100%	96.2%
Michael E. Kiepura	50%	75%	100%	95.1%
James L. Einstein	40%	60%	80%	76.0%

During fiscal 2002 through 2006, our CEO received an average bonus payout that is 94.1% of the target level, while during that same period, our named executive officers (other than our CEO) received an average bonus that is 92.1% of target level.

For fiscal 2008, the bonus goals and their relative weighting for each of the named executive officers will be the same as those applicable for fiscal 2007; however, the performance benchmarks required to achieve threshold, target and maximum benchmarks have been changed. The compensation committee may change the performance goals for fiscal 2009 and later years.

Long-Term Incentives.  We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact both our short-term and long-term profitability. Long-term incentives are designed to allow us to focus attention on long-range objectives and future returns to our shareholders and are presently delivered to the named executive officers through the 2004 Incentive Stock Plan (the “Incentive Stock Plan”). The compensation committee administers the Incentive Stock Plan and may award (a) stock options, (b) stock appreciation rights, (c) stock grants and (d) stock unit grants. Each year, the compensation committee makes awards under the Incentive Stock Plan during the first two weeks of May. In recent years, the compensation committee has made awards to our named executive officers that included either only restricted stock or a combination of restricted stock and stock options.

Restricted Stock and Stock Options.  On May 10, 2007, the compensation committee made long-term incentive award grants to our named executive officers as described below. The awards included three tranches of restricted stock grants pursuant to our Incentive Stock Plan, each of which has a service condition and either a performance condition or a market condition.

The first tranche (“Tranche 1”) has a performance condition based on the annual average return over capital costs (“ROCC”) for each of the 12 months ended March 31, 2008 and 2009 and the nine months ended December 31, 2009. The target award of each of the grants will be adjusted based on our ROCC from March 31, 2007 through December 31, 2009 compared to the ROCC during the same period of each entity included in the peer group described below, as follows:

Percent of
Percentile Rank	Target Award

Top 20%	150%
21% to 40%	133%
41% to 60%	100%
61% to 80%	50%
Below 80%	0%

The second tranche (“Tranche 2”) has a market condition based on the percentage return on Common Stock purchased on March 31, 2007 and held through December 31, 2009, including reinvestment of all dividends paid on that Common Stock during such period (the “Total Shareholder Return”). The target award of each of the grants will be adjusted based on our Total Shareholder Return from March 31, 2007 through December 31, 2009 compared to the Total Shareholder Return during the same period of each entity included in the peer group, as follows:

Percent of
Percentile Rank	Target Award

Top 25%	150%
26% to 45%	125%
46% to 70%	100%
71% to 90%	50%
Below 90%	0%

The peer group used for purposes of Tranche 1 includes Caraustar Industries Inc., Cascades Corp., Chesapeake Corp., Graphic Packaging International Corp., International Paper Company, MeadWestvaco Corp., The Newark Group, Smurfit Stone Container Corp., Sonoco Products Co. and Temple-Inland Inc. The peer group used for purposes of Tranche 2 includes all of the same entities, except for The Newark Group, which does not have publicly traded stock.

All grants made under Tranche 1 and Tranche 2 will vest upon completion of service on March 31, 2010, unless forfeited or vested before such date. The shares will not have voting or dividend rights until they vest. Grants will vest upon death, disability or termination of employment at the convenience of the company. In addition, grants will fully vest at 150% of the Target Award upon a change of control.

The third tranche (“Tranche 3”) has a performance condition that required the achievement of either of the following two criteria:

(1) the achievement of “credit agreement debt to EBITDA” (as defined in our senior credit facility) ratio of 3.25 or lower for the six-month period ending September 30, 2007 (provided that the EBITDA for the six-month period shall be annualized); or

(2) the achievement of net earnings of at least $0.60 per share for the six-month period ending September 30, 2007, adjusted to exclude any restructuring costs.

The Tranche 3 performance conditions were met as of September 30, 2007.

Grants made under Tranche 3 will vest in one-third increments upon completion of service on each of May 8, 2009, 2010 and 2011, unless forfeited or vested before such dates. Grants will vest upon death, disability, termination of employment at the convenience of the company or upon a change in control. The shares did not have voting or dividend rights until the relevant performance conditions were met.

On May 10, 2007, the compensation committee also approved awards of stock options under the Incentive Stock Plan for the purchase of shares of Common Stock with an exercise price of $35.95, the closing sale price on the NYSE on May 10, 2007. The stock options will vest in one-third increments on each of May 10, 2008, 2009 and 2010. The compensation committee approved the following restricted stock (Tranche 1, 2 and 3) and stock option grants to our named executive officers:

				Stock Options -
				# of Shares
	Target Award - # of Shares			Subject to
Name	Tranche 1	Tranche 2	Tranche 3	Exercise

James A. Rubright	23,800	23,800	18,500	59,500
David E. Dreibelbis	6,700	6,700	—	16,700
Steven C. Voorhees	6,700	6,700	—	16,700
Michael E. Kiepura	6,700	6,700	—	16,700
James L. Einstein	4,800	4,800	—	11,900

Each of the named executive officers is required to retain ownership of fifty percent (50%) of the restricted stock awarded to him for a period of one year following the vesting of the restricted stock. The one-year retention period will not apply to any shares (1) to the extent that the executive continues to own an amount of our Common Stock at least equal to the amount of shares required under the preceding sentence, plus an amount of shares required under our stock ownership guidelines (described below) or (2) after termination of employment of the named executive officer; provided, however, the fifty percent (50%) requirement will apply only to the amount of restricted stock remaining after shares of Common Stock have been sold or otherwise reduced to satisfy any federal, state or local withholding tax liability arising from the granting or vesting of such restricted stock.

2005 Incentive Plan.  On June 6, 2005, our compensation committee adopted and approved the 2005 Shareholder Value Creation Incentive Plan (which we refer to as the “2005 Incentive Plan”).

The 2005 Incentive Plan was intended to (1) incentivize management to achieve the goals that we established to value the Pulp and Paperboard Packaging business of Gulf States Paper Corporation (which we refer to as “GSPP”) that we acquired on June 6, 2005, including (a) administrative and operating synergies related to the acquired GSPP business and (b) the reduction of debt incurred to finance the acquisition and (2) allow us to provide plan participants with a meaningful reward for their role in achieving these goals.

The 2005 Incentive Plan permits the granting of cash incentive awards. The 2005 Incentive Plan is administered by the compensation committee. On June 6, 2005, the compensation committee granted awards under the 2005 Incentive Plan. The maximum value of the award for our CEO was $2 million. The maximum value of the awards for other named executive officers ranged from $333,300 to $500,000. Other than Mr. Einstein, the awards to our NEOs were based 50% on each of the two performance metrics summarized below included in the 2005 Incentive Plan (which we refer to as the “Standard Performance Metrics”).

The value of the grants under the 2005 Incentive Plan, other than Mr. Einstein’s, were determined on the basis of the achievement of the following two Standard Performance Metrics: (1) the amount of realized and sustained synergies from the acquisition of the GSPP operations and actions taken to improve the efficiency and effectiveness of the combined operations as measured at the end of fiscal 2007; and (2) the ratio of our consolidated debt as of September 30, 2007 to an annualized EBITDA amount for the period April 1, 2007 to September 30, 2007 calculated in accordance with the rules set forth in the 2005 Incentive Plan. The award to Mr. Einstein incorporated one of the Standard Performance Metrics regarding the ratio of Debt to EBITDA (as defined in the 2005 Incentive Plan) and was also based on performance goals tied to his division’s adjusted EBIT for fiscal 2007.

The compensation committee has determined that each of the NEOs have earned a maximum payout under the 2005 Incentive Plan, 50% of which vested on September 30, 2007 and was paid on November 7, 2007, and 50% of which will vest on September 30, 2008 and be payable on October 1, 2008. See “Executive Compensation Tables — Summary Compensation Table.”

Retirement Benefits.  We also provide certain retirement benefits to our named executive officers. These are discussed in detail below in the section titled “Retirement Plans.”

Employment Agreement with James A. Rubright.  On February 7, 2006, we entered into an employment agreement with Mr. Rubright concerning his employment as our CEO.

Pursuant to his employment agreement, Mr. Rubright’s base pay will continue as in effect as of February 6, 2006, subject to annual review and periodic increases (but not decreases) in accordance with our customary practices for our senior executives. In addition, Mr. Rubright will continue to participate in all bonus, option, stock, insurance and other employee benefit and welfare plans, programs and policies maintained by us and in which Mr. Rubright is eligible by their terms to participate. Mr. Rubright’s participation relative to other senior officers as a class will continue to be at a level that is commensurate with his position as CEO and, to the extent that the level of participation is measured by performance criteria, at such level as reflects both Mr. Rubright’s position and achievement of the relevant performance criteria.

We may terminate Mr. Rubright’s employment at any time, and Mr. Rubright may resign at any time. Mr. Rubright is entitled to certain rights and benefits upon termination if:

•	we terminate his employment before his 65th birthday other than for Cause (as defined below) or as a consequence of Mr. Rubright’s death or his becoming “totally disabled” (within the meaning of our group long term disability benefit);

•	Mr. Rubright resigns his employment after the occurrence of one of the following, subject to notice by Mr. Rubright and an ability to cure by us (which we refer to as an “Adverse Change”):

•	the assignment to him of any duties or responsibilities that are inconsistent with his position as CEO;

•	our failure to provide Mr. Rubright his base pay or the benefits described above; or

•	a reduction of his retirement program or benefit; or

•	Mr. Rubright resigns his employment upon the occurrence of one of the following after a Change in Control (as defined in the employment agreement) (we refer to any such occurrence after a Change in Control or an Adverse Change as a “Good Reason”):

•	we or our ultimate surviving parent either reduce(s) Mr. Rubright’s salary, retirement program or benefit, or fail(s) to provide to Mr. Rubright a bonus or long-term incentive compensation opportunity that is at least as favorable to Mr. Rubright as the average of the three highest bonus or long-term incentive compensation opportunities that were in effect for Mr. Rubright for our five most recent fiscal years before the fiscal year in which the Change in Control occurs;

•	we or our ultimate surviving parent reduce(s) or diminish(es) Mr. Rubright’s duties, responsibilities, status, chain of persons reporting to him, staff assistance or office space from those that Mr. Rubright enjoys and define his position as CEO immediately before the Change in Control;

•	we or our ultimate surviving parent transfer(s) Mr. Rubright to a location requiring a change in Mr. Rubright’s residence or a material increase in the amount of travel normally required of Mr. Rubright in connection with his employment;

•	we or our ultimate surviving parent fail(s) to continue to provide to Mr. Rubright health and welfare benefits, and deferred compensation, that are in the aggregate comparable to those provided to Mr. Rubright immediately before the Change in Control; or

•	if the Change in Control results in us not being and continuing as the ultimate surviving parent entity resulting from the Change in Control transaction, the failure of Mr. Rubright to be named as and become (upon or promptly following the consummation of the transaction) the CEO of the ultimate surviving parent with duties and responsibilities the same as or substantially equivalent to those he enjoys and that define his position and status with us immediately before the Change in Control.

The rights and benefits upon termination, in connection with the foregoing circumstances described in the immediately preceding paragraph, will include (1) within 30 days of termination, a lump sum payment in cash in the amount of three times Executive’s Earnings (as defined in the employment agreement and which include base pay, bonuses and the value of stock options, restricted stock and other long-term incentive compensation), except where Mr. Rubright’s employment is terminated less than 36 months before his 65th birthday, in which case the amount of the lump sum will be reduced according to the months remaining before his 65th birthday, (2) within 30 days of termination, a retirement benefit in the form of cash lump sum in an amount equal to the excess of (A) the amount that would be required to be paid to Mr. Rubright under the SERP benefit level 3, if the date of his termination was Mr. Rubright’s Employment Termination Date under the SERP and a Change in Control had occurred under the SERP and the date of such Change in Control was the date of Mr. Rubright’s termination, over (B) the amount that is required to be paid to Mr. Rubright under the SERP benefit level 3 as of Mr. Rubright’s Termination (capitalized terms are defined in the SERP), (3) continued coverage for Mr. Rubright and his eligible dependents in all employee health, medical and life insurance plans of our company for 36 months following the termination or until Mr. Rubright’s 65th birthday, whichever is sooner, substantially equivalent to those insurance benefits in effect before termination, (4) all of Mr. Rubright’s then unvested rights under the Incentive Stock Plan will vest, and Mr. Rubright will continue to be treated as a participant in the 2005 Incentive Plan as though he remained an employee, and (5) continued participation in other benefit plans in which Mr. Rubright currently participates or which are available to executive personnel.

Pursuant to the employment agreement, we will have no obligation to provide to Mr. Rubright the rights and benefits described in the preceding paragraph after Mr. Rubright’s 65th birthday or upon the occurrence of any of the following events: (1) we terminate Mr. Rubright’s employment for Cause, i.e., (x) conviction of a felony, (y) gross neglect by Mr. Rubright of his duties as CEO that continues uncured for 60 days after receipt of written notice thereof or (z) willful gross misconduct by Mr. Rubright in the performance of his duties as the CEO that remains uncured for 60 days after receipt of written notice thereof, (2) we terminate Mr. Rubright’s employment because he is “totally disabled,” (3) Mr. Rubright does not, promptly after termination of his employment and upon receiving a written request to do so, resign as a director and/or officer of our company and of each subsidiary and affiliate of our company of which Mr. Rubright is then serving as a director and/or officer or (4) Mr. Rubright resigns his employment without Good Reason.

Mr. Rubright also will be entitled to receive certain additional Gross-Up Payments (as defined in the employment agreement) to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), on any payment or distribution by us to or for the benefit of Mr. Rubright, or any benefit, arrangement regarding the exercise or vesting of options, restricted stock or other securities of our company, or other plan, agreement or arrangement regarding a change of control of our company. Mr. Rubright also will be entitled to receive certain additional payments to indemnify and hold him harmless on an after-tax basis from any tax or interest penalty imposed on him under Section 409A of the Code with respect to any payment made or benefit provided under his employment agreement.

In the employment agreement, Mr. Rubright has agreed that during his employment and for three years following the date of termination of his employment or his resignation for any reason, he will not knowingly, without our prior written consent, disclose to any person, firm or corporation any material confidential information of our company or its subsidiaries that is now known to Mr. Rubright or that hereafter may become known to Mr. Rubright as a result of his employment or association with our company and that would be helpful to a competitor. Mr. Rubright has also agreed that, for a period of three years following the date of termination of his employment or his resignation for any reason, he will not induce, either directly or indirectly, any salaried employee of our company or any of its subsidiaries to terminate his or her employment, and he will not call on or solicit for the purpose of competing with our company or its subsidiaries any customers of our company or its subsidiaries.

Mr. Rubright further has agreed that, for a period of three years following the date of termination of his employment or his resignation for any reason (or until his 65th birthday, if shorter), (1) he will not assume or perform any responsibilities and duties that are substantially the same as those he performs for us for or on behalf of any other corporation, partnership, venture or other business entity that engages in our company’s business in the United States and (2) he will furnish such information and render such assistance and cooperation as reasonably may be requested in connection with any litigation or legal proceedings concerning our company or any of its subsidiaries (other than any legal proceedings concerning Mr. Rubright’s employment), in connection with such cooperation, we will pay or reimburse Mr. Rubright for reasonable expenses. In the event of a breach by Mr. Rubright of these covenants, we will have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, in addition to pursuing any other rights and remedies at law or in equity that we may have.

Stock Ownership Guidelines

In order to better align the interests of our shareholders, executives and directors, our board of directors has adopted the following stock ownership guidelines. These guidelines reflect current corporate practices and result in the linking of a portion of the personal financial interests of the named executive officers, as well as certain other employees, through the ownership of our Common Stock, with the financial interests of our shareholders.

The guidelines are as follows:

•	Each named executive officer, other than our CEO, must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than the annual base salary of such person.

•	The CEO must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than three times the CEO’s annual base salary.

Tax Considerations

The compensation committee has reviewed the applicability of Section 162(m) of the Code, as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance based” and is approved by shareholders may be exempt from the Section 162(m) limit. We intend to qualify certain compensation paid to our named executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of our company and our shareholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation committee intends to retain the flexibility to provide for payments of compensation that is not deductible. Payments under our annual executive bonus program and restricted stock awards under our Incentive Stock Plan are currently qualified as performance based compensation and exempt from the Section 162(m) limit.

Some of the provisions of Mr. Rubright’s employment agreement and the provisions of our bonus programs and our nonqualified deferred compensation arrangements are subject to Section 409A of the Code. Section 409A was effective on January 1, 2005 and can impose a 20% additional tax plus penalties on compensation which is treated as deferred compensation under Section 409A and which fails to satisfy the requirements set forth in that section of the Code. Final regulations under Section 409A were effective on April 17, 2007, but our company has until December 31, 2008 to make the requisite amendments to bring Mr. Rubright’s employment agreement and the provisions of our bonus programs and nonqualified deferred compensation into compliance with Section 409A. The company in the meantime is subject to a “good faith” compliance standard, and we will seek to continue to comply in good faith with the requirements of Section 409A.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Based on this review and discussion, the compensation committee recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement and the annual report on Form 10-K for the fiscal year ended September 30, 2007.

L. L. Gellerstedt, III, chairman, compensation committee
G. Stephen Felker, compensation committee member
John W. Spiegel, compensation committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows the total compensation earned during fiscal 2007 by those persons who: (1) served as our chief executive officer during fiscal 2007, (2) served as our chief financial officer during fiscal 2007, and (3) were our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2007.

Summary Compensation Table for Fiscal 2007

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred	All
					Stock	Option	Plan	Compensation	Other
	Fiscal	Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

James A. Rubright	2007	$856,250	$1,048,359		$1,492,032	$184,412	$1,000,000	$1,374,313	$165,686	$6,121,052
Chairman and Chief Executive Officer
David E. Dreibelbis	2007	$375,000	$353,875		$390,262	$51,760	$250,000	$52,705	$37,903	$1,511,505
Executive Vice President General Manager, Paperboard Division
Steven C. Voorhees	2007	$352,500	$341,466		$390,262	$51,760	$250,000	$39,555	$59,203	$1,484,746
Executive Vice President and Chief Financial Officer
Michael E. Kiepura	2007	$337,500	$328,153		$281,617	$206,972	$250,000	$29,070	$49,445	$1,482,757
Executive Vice President General Manager, Folding Carton Division
James L. Einstein	2007	$301,388	$254,048	(7)	$340,731	$36,877	$166,650	$62,463	$89,431	$1,251,588
Executive Vice President General Manager, Alliance Division

(1)	Salary adjustments for each named executive officer during fiscal 2007 were effective January 1, 2007. The amounts above reflect three months of salary at the calendar year 2006 rate and nine months of salary at the calendar year 2007 rate.

(2)	Bonuses for the NEOs under our annual executive bonus program were earned in fiscal 2007 but not paid until fiscal 2008.

(3)	In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the award of stock or options measured in dollars and calculated in accordance with SFAS 123(R). The SFAS 123(R) fair value per share of grants of restricted stock with a market condition and service condition in fiscal 2007 was valued using a Monte Carlo simulation. The SFAS 123(R) fair value per share of grants of restricted stock that contained a market condition and service condition in fiscal 2006 was valued using a binomial model. For all other grants of restricted stock, the SFAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant (i.e., $35.95 on May 10, 2007). For stock options, the SFAS 123(R) fair value per share is based on certain assumptions which we explain in footnote 15 to our financial statements which are included in our annual report on Form 10-K. We disclose such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes). The amounts shown in the Summary Compensation Table for Fiscal 2007 also include a ratable portion of each grant we made in prior years to the extent the vesting period fell in fiscal 2007 (except where generally accepted accounting principles required us to recognize the full amount in a prior year, as is the case when a grant is made to a retirement-eligible executive (currently, Mr. Einstein) and under the terms of such award the executive is permitted to retain all or part of such award upon retirement without fulfilling the vesting period). Please also refer to the third table in this proxy statement titled Grants of Plan-Based Awards for Fiscal 2007.

• The shares of restricted stock granted in fiscal 2007 will not be deemed issued and will not have voting or dividend rights until the relevant performance or market conditions have been met. These awards of restricted stock will vest in accordance with the description in the section titled “Compensation Discussion and Analysis — Restricted Stock and Stock Options.”

(4)	The amounts shown as “Non-Equity Incentive Plan Compensation” are payments that vested on September 30, 2007 under our 2005 Incentive Plan.

(5)	This column shows the increase from September 30, 2006 to September 30, 2007 in the actuarial present value of accumulated benefits for each NEO under the Pension Plan and SERP. It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential interest on the deferred compensation of our named executives. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 were determined as of the end of each fiscal year using compensation data through September 30 and include the current year’s bonuses paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until 65 and then retire. The discount rates used as of September 30, 2006 and September 30, 2007 were 5.875% and 6.25%, respectively. The lump sum rate (SERP only) used as of September 30, 2006 and September 30, 2007 were 4.64% and 4.59%, respectively. The lump sum mortality table (SERP only) used as of September 30, 2006 and September 30, 2007 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post retirement mortality (qualified pension plan only) table used as of September 30, 2006 and September 30, 2007 was RP2000 with 60% Blue Collar and 40% White Collar adjustment for males and females.

(6)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

All Other Compensation Table for Fiscal 2007

	James A.	David E.		Steve C.	Michael E.	James L.
	Rubright	Dreibelbis		Voorhees	Kiepura	Einstein

Insurance Premiums	$4,984	$3,128		$3,592	$3,058	$4,076
Company Contributions to Supplemental Plan and 401(k) Plan(A)	$57,139	$3,250		$20,819	$19,970	$16,663
Dividends on Unvested Restricted
Stock	$85,685	$24,599		$24,599	$18,514	$21,616
Club Memberships	$9,988	$6,840		$10,143	$7,903	$11,066
Airplane Usage(B)	$7,890	$0		$0	$0	$0
Other	$0	$86	(C)	$50	$0	$36,010	(D)
Total($)	$165,686	$37,903		$59,203	$49,445	$89,431

(A)	Under the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. Certain amounts disclosed in this column are also disclosed in the “Nonqualified Deferred Compensation Table for Fiscal 2007”. The amounts disclosed in the two tables do not correspond because this table discloses amounts contributed based on compensation earned during fiscal 2007, regardless of when contributed to the Supplemental Plan and the other table discloses amounts actually contributed during fiscal 2007 regardless of when they were earned.

(B)	In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts we report are consistent with this standard. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance; landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip.

(C)	This amount includes a $33 tax reimbursement paid to Mr. Dreibelbis.

(D)	This amount includes $36,000 in noncompetition payments made to Mr. Einstein during fiscal 2007.

(7)	Because of the extraordinary performance of the Alliance division during fiscal 2007, our compensation committee awarded Mr. Einstein a special bonus of $23,095 bonus in fiscal 2007.

Grants of Plan-Based Awards

The following table provides information as to the grants of plan-based awards to each named executive officer during fiscal 2007. This includes restricted stock and stock option awards under the Incentive Stock Plan, which is discussed in greater deal in this proxy statement under the section titled “Compensation, Discussion and Analysis — Restricted Stock and Stock Options.”

Grants of Plan-Based Awards for Fiscal 2007

					All Other Option
	Estimated Future Payouts Under				Awards: Number of
	Equity Incentive Plan Awards(1)				Securities	Exercise Price
	Grant	Threshold	Target	Maximum	Underlying Options	of Option Awards
Name	Date	(#)	(#)	(#)	($)(2)	($/Sh)

James A. Rubright	5/10/07	0	18,500	18,500
	5/10/07	0	23,800	35,700
	5/10/07	0	23,800	35,700
	5/10/07				59,500	$35.95
David D. Dreibelbis	5/10/07	0	6,700	10,050
	5/10/07	0	6,700	10,050
	5/10/07				16,700	$35.95
Steven C. Voorhees	5/10/07	0	6,700	10,050
	5/10/07	0	6,700	10,050
	5/10/07				16,700	$35.95
Michael E. Kiepura	5/10/07	0	6,700	10,050
	5/10/07	0	6,700	10,050
	5/10/07				16,700	$35.95
James L. Einstein	5/10/07	0	4,800	7,200
	5/10/07	0	4,800	7,200
	5/10/07				11,900	$35.95

(1)	These columns represent restricted stock grants made under the Incentive Stock Plan on May 10, 2007, which vest as described in this proxy statement under the section titled “Compensation, Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.”

(2)	The stock options granted to the named executive officers in fiscal 2007 have a 10-year term and vest as described in this proxy statement under the section titled “Compensation, Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.” Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to change in control). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of September 30, 2007 for the named executive officers. The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing market price of our Common Stock at the end of the most recently completed fiscal year by the number of shares of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal 2007 Year-End

	Option Awards					Stock Awards
			Equity						Equity
			Incentive					Equity	Incentive
			Plan Awards:					Incentive	Plan Awards:
	Number of	Number of	Number of				Market	Plan Awards:	Market or
	Securities	Securities	Securities			Number of	Value of	Number of	Payout Value
	Underlying	Underlying	Underlying			Shares of	Shares of	Unearned	of Unearned
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stocks That	Shares That	Shares That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	(#)	($)	Date	(#)(2)(3)	($)(4)	(#)(3)(5)	($)(4)

James A. Rubright	75,000	—	—	$18.19	5/10/2012
	85,000	—	—	$14.01	5/15/2013
	40,000	—	—	$15.40	5/4/2014
	170,000	—	—	$11.23	5/9/2015
	—	59,500	—	$35.95	5/10/2017
						175,833	$5,081,574	47,600	$1,375,640
David E. Dreibelbis	—	16,700	—	$35.95	5/10/2017
						46,583	$1,346,249	13,400	$387,260
Steven C. Voorhees	40,000	—	—	$14.01	5/15/2013
	40,000	—	—	$11.23	5/9/2015
	—	16,700	—	$35.95	5/10/2017
						46,583	$1,346,249	13,400	$387,260
Michael E. Kiepura	16,667	33,333	—	$16.46	5/8/2016
	—	16,700	—	$35.95	5/10/2017
						41,250	$1,192,125	13,400	$387,260
James L. Einstein	—	11,900	—	$35.95	5/10/2017
						38,933	$1,125,164	9,600	$277,440

(1)	Vesting dates of unvested stock option awards are as follows: Mr. Rubright — 19,834 on May 10, 2008, 19,833 on May 10, 2009, and 19,833 on May 10, 2010; Mr. Dreibelbis — 5,567 on May 10, 2008, 5,566 on May 10, 2009, and 5,567 on May 10, 2010; Mr. Voorhees — 5,567 on May 10, 2008, 5,566 on May 10, 2009, and 5,567 on May 10, 2010; Mr. Kiepura — 16,667 on May 8, 2008, 5,567 on May 10, 2008, 16,667 on May 8, 2009, 5,566 on May 10, 2009, and 5,567 on May 10, 2010; and Mr. Einstein — 3,967 on May 10, 2008, 3,966 on May 10, 2009, and 3,967 on May 10, 2010.

(2)	Vesting dates of earned but unvested stock grants are as follows: Mr. Rubright — 23,333 on March 31, 2008, 12,500 on May 15, 2008, 46,667 on May 8, 2009, 46,666 on May 8, 2010, 46,667 on May 8, 2011; Mr. Dreibelbis — 5,000 on March 31, 2008, 3,333 on May 15, 2008, 12,750 on May 8, 2009, 12,750 on May 8, 2010, and 12,750 on May 8, 2011; Mr. Voorhees — 5,000 on March 31, 2008, 3,333 on May 15, 2008, 12,750 on May 8, 2009, 12,750 on May 8, 2010, and 12,750 on May 8, 2011; Mr. Kiepura — 1,667 on March 31, 2008, 1,333 on May 15, 2008, 12,750 on May 8, 2009, 12,750 on May 8, 2010, and 12,750 on May 8, 2011; and Mr. Einstein — 5,000 on March 31, 2008, 3,333 on May 15, 2008, 10,200 on May 8, 2009, 10,200 on May 8, 2010, and 10,200 on May 8, 2011.

(3)	The numbers of shares set forth in these columns are calculated assuming that restricted stock awards made on May 10, 2007 vest at 100% of the target award.

(4)	Based on the closing price of $28.90 for our Common Stock on September 28, 2007, the last trading date of our fiscal year, as reported on the NYSE.

(5)	Unearned stock grants are subject to the market and performance conditions described in this proxy statement under the section titled “Compensation, Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options.” The number of shares reported in this column is based upon us achieving the target market and performance conditions. In the event that the applicable market and performance conditions are met, the vesting date of the unearned stock grants is March 31, 2010.

Value Realized from Stock Options and Stock Appreciation Awards

The following table provides information concerning exercises of stock options, and vesting of stock, including restricted stock, during fiscal 2007 for each of the named executive officers on an aggregated basis. In some cases, this includes the vesting of performance stock which vested in the most recently completed fiscal year but which was granted in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2007

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

James A. Rubright	500,000	$8,728,770	109,167	$3,747,418
David E. Dreibelbis	316,600	$5,105,303	28,500	$981,735
Steven C. Voorhees	150,000	$2,820,710	28,500	$981,735
Michael E. Kiepura	67,000	$787,338	10,666	$368,142
James L. Einstein	214,000	$3,026,731	28,500	$981,735

(1)	These amounts are calculated based on the difference between the closing price of the Common Stock on the date of exercise and the exercise price.

(2)	These amounts are calculated based on the closing price of the Common Stock on the vesting date.

Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of September 30, 2007:

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	($)(b)	(c)

Equity compensation plans approved by security holders:
1993 Stock Option Plan	189,200	$14.12	—
2000 Incentive Stock Plan(1)	419,300	15.14	—
2004 Incentive Stock Plan(1)	606,462	22.59	1,471,204
1993 Employee Stock Purchase Plan	—	—	1,123,621
Equity compensation plans not
approved by security holders	—	—	—

(1)	Under the Incentive Stock Plan, as amended, there are available for awards granted during the term of the plan (1) 2.9 million shares of Common Stock, plus (2) 389,833 shares of Common Stock that remained available for issuance under the Rock-Tenn Company 2000 Incentive Stock Plan (which we refer to as the “2000 Incentive Stock Plan”), plus (3) the number of shares of Common Stock subject to grants under the 2000 Incentive Stock Plan that were outstanding on the effective date of the Incentive Stock Plan and that are subsequently forfeited or expire. We may grant no new awards under the 2000 Incentive Stock Plan or the Rock-Tenn Company 1993 Stock Option Plan (which we refer to as the “1993 Stock Option Plan”).

Retirement Plans

Pension Plan.  Our named executive officers participate in our defined benefit plan for salaried and nonunion hourly employees (which we refer to as our “Pension Plan”). Our Pension Plan was amended effective as of March 1, 2005, to add a new benefit formula. After February 28, 2005, the new benefit formula (which we refer to as the “2005 benefit formula”) equals 1% of a participant’s compensation (as defined in the Pension Plan). In connection with the amendment, covered employees who were 35 years old or older or who had five years or more of vested service on December 31, 2004, were required to elect one of two options effective March 1, 2005: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the 401(k) Plan or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods in December 2004 and January 2005. Covered employees who were under 35 years of age and who had less than five years of vested service on December 31, 2004 automatically ceased accruals in the Pension Plan effective as of December 31, 2004 and became eligible for an enhanced match under the 401(k) Plan.

The 2005 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to our Pension Plan also froze the benefit, if any, accrued for each participant as of February 28, 2005, under prior benefit formulas utilized under the Pension Plan. Therefore, other than as set forth in the following two sentences, all NEOs will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old four-part benefit formula in effect on that date, (2) their benefit accrued after that date and through February 28, 2005, under the benefit formula in effect during that period, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005. Mr. Einstein did not begin participating in the Pension Plan until January 1, 1998. With respect to Mr. Kiepura, he will receive a benefit at retirement equal to the sum of (1) his benefit accrued as of December 31, 1997, which includes a frozen benefit accrued during his employment with his former employer that we purchased and a benefit under the old four-part benefit formula, (2) his benefit accrued after that date and through February 28, 2005, and (3) his benefit accrued under the 2005 benefit formula on and after March 1, 2005.

Our Pension Plan was again amended effective as of January 1, 2006, to allow the remaining participants under the Pension Plan to elect one of two options: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the 401(k) Plan or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers elected to cease future pension accruals during the Pension Plan’s election periods.

Under our Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the Pension Plan or any other employee benefit plan or any income from a stock option. No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the United States Secretary of the Treasury and this limit, as adjusted, was $220,000 for calendar year 2006, $225,000 for calendar year 2007 and will be $230,000 for calendar year 2008.

A participating employee’s right to benefits under our Pension Plan vests after five years of service or at normal retirement age, whichever is earlier. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan.

SERP.  The Rock-Tenn Company Supplemental Executive Retirement Plan (which we refer to as the “SERP”) is designed to supplement a participant’s benefit under our Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in a lump sum for participants whose employment terminates on or after November 11, 2005. All SERP benefits reflected in this proxy statement are shown in annuity form. Currently, there are 16 active employees who participate in the SERP, including the named executive officers. We are administering the SERP in good faith compliance with Section 409A of the Code, which impacts, among other things, the timing of the payment of benefits.

Under the SERP there are four benefit levels (which we refer to as “level 1,” “level 2,” “level 3” and “level 4”) but no benefit will be paid under level 1, level 2 or level 3 to a participant if the participant is not eligible for a vested benefit under our Pension Plan. The compensation committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under our Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on the aggregate of the participant’s base salary and bonus paid. Eight of our active employees, including our named executive officers other than our CEO, participate in the SERP at benefit level 2.

Benefit level 3 will provide a benefit payable at age 65 to a participant which, when added to the participant’s other deferred compensation benefits from us, will be equal to 3.5833% of a participant’s final average pay for each year of benefit service, plus three years, up to a maximum of 15 years of benefit service. A participant’s final average pay will be the average of the highest three years of the participant’s base salary and bonus during the five-year period immediately preceding the participant’s termination of employment, and the benefit under level 3 will take into account the participant’s benefit payable under our Pension Plan, the benefits attributable to our matching contributions under the Rock-Tenn Company 401(k) Retirement Savings Plan for Salaried and Non-Union Hourly Employees (which we refer to as the “401(k) Plan”) and Rock-Tenn Company Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”) and the participant’s primary social security benefit. Currently only our CEO participates in the SERP at benefit level 3.

In the event of a change in control in our company, a participant in the SERP at benefit level 3 will be deemed to have 15 years of benefit service such that the participant will receive a vested accrued benefit payable at age 65 equal to 53.75% of the participant’s final average pay at the time of the change of control.

Mr. Rubright’s SERP benefit level 3 will be paid in a lump sum. The lump sum will be calculated starting with Mr. Rubright’s annual benefit under the SERP payable in life only annuity and then reducing such benefit by his annual primary social security benefit and his annual Pension Plan benefit. This amount is then converted to a lump sum amount by using certain early retirement factors and conversion factors as defined in the SERP. Finally, this lump sum amount is reduced by Mr. Rubright’s matching accounts under the 401(k) Plan and the Supplemental Plan.

Supplemental Retirement Savings Plan.  The Supplemental Plan is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. The Supplemental Plan is comprised of two parts, one of which we call the Senior Executive plan, in which the named executive officers and certain other senior executives are eligible to participate, and the second, which we call the Broad Based plan, in which certain other employees deemed highly compensated employees (and who are subject to a cap on deferral contributions of the 401(k) Plan) are eligible to participate. We contribute an amount to each participant’s account maintained under the Senior Executive plan equal to 50% of the participant’s contributions. Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant in the Senior Executive plan elects the amount of eligible base salary and eligible bonus to be deferred, up to 6%. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are the same as the investment alternatives available under the 401(k) Plan or are in our view comparable to the investment alternatives available under the 401(k) Plan.

The following table illustrates the actuarial present value as of September 30, 2007 of benefits accumulated by the named executive officers under the Pension Plan and the SERP using the methodology required by the SEC pursuant to the Financial Accounting Standards Board (FASB) Statement 87 at the earliest unreduced retirement age under the plan.

Pension Benefits Table for Fiscal 2007

				Present Value
		Number of Years		of Accumulated	Payments During
		Credited Service		Benefit	Last Fiscal Year
Name	Plan Name	(#)		($)(2)	($)

James A. Rubright	Rock-Tenn Company Pension Plan	8.083		$191,364	0
	Supplemental Executive Retirement Plan	11.083	(1)	$4,919,338	0
David E. Dreibelbis	Rock-Tenn Company Pension Plan	33.417		$588,663	0
	Supplemental Executive Retirement Plan	33.417		$319,829	0
Steven C. Voorhees	Rock-Tenn Company Pension Plan	7.083		$98,212	0
	Supplemental Executive Retirement Plan	7.083		$127,744	0
Michael E. Kiepura	Rock-Tenn Company Pension Plan	12.250		$180,547	0
	Supplemental Executive Retirement Plan	12.250		$68,542	0
James L. Einstein	Rock-Tenn Company Pension Plan	9.750		$222,550	0
	Supplemental Executive Retirement Plan	9.750		$166,154	0

(1)	Under the SERP benefit level 3 formula, Mr. Rubright receives three additional years of credited service in the calculation of his SERP benefits.

(2)	The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65 were determined as of the end of the fiscal year using compensation data through September 30 that includes the current year bonuses paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until 65 and then retire. The discount rate used as of September 30, 2007 was 6.25%. The lump sum rate (SERP only) used as of September 30, 2007 was 4.59%. The lump sum mortality table (SERP only) used as of September 30, 2007 was the applicable table under Revenue

Ruling 2001-62 (GAR 94). The post retirement mortality (qualified pension plan only) table used as of September 30, 2007 was RP2000 with 60% Blue Collar and 40% White Collar adjustment for males and females.

Nonqualified Deferred Compensation

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each named executive officer during fiscal 2007.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each named executive officer during fiscal 2007. Generally, our contributions to nonqualified deferred compensation plans are our matching contributions to the Supplemental Plan in an amount equal to 50% of the participant’s contributions to the Supplemental Plan. We also make matching contributions to the qualified 401(k) Plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matches to both plans in the All Other Compensation Table for Fiscal 2007 included in footnote 6 of the Summary Compensation Table for Fiscal 2007 above.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2007, including interest and dividends paid both above and at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of September 30, 2007.

Nonqualified Deferred Compensation Table for Fiscal 2007

	Executive	Registrant
	Contributions	Contributions in	Aggregate Earnings	Aggregate	Aggregate Balance
	in Last Fiscal	Last	in Last Fiscal	Withdrawals /	at Last Fiscal
	Year(1)(2)	Fiscal Year(2)(3)	Year(4)	Distributions	Year-End
Name	($)	($)	($)	($)	($)

James A. Rubright	$100,242	$50,621	$50,534	0	$564,959
David E. Dreibelbis	$17,032	$8,516	$11,711	0	$105,042
Steven C. Voorhees	$37,065	$18,532	$12,177	0	$157,809
Michael E. Kiepura	$27,374	$13,687	$5,202	0	$51,075
James L. Einstein	$24,326	$12,163	$15,990	0	$150,858

(1)	After each named executive officer reaches the designated maximum contribution or compensation limit under the 401(k) Plan, he may defer up to 6% of his salary and bonus pursuant to the Supplemental Plan.

(2)	The amounts represent contributions made in fiscal 2007 regardless of when the amounts were earned by the applicable named executive officers.

(3)	Under the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. Certain amounts disclosed in this column are also disclosed in the All Other Compensation Table for Fiscal 2007 included in footnote 6 of the Summary Compensation Table for Fiscal 2007 above. The amounts disclosed in the two tables do not correspond because this table only discloses amounts contributed during fiscal 2007 and the “All Other Compensation Table for Fiscal 2007” discloses certain amount earned in fiscal 2007 but contributed in fiscal 2008.

(4)	These amounts are calculated by subtracting each named executive officer’s aggregate balance as of the end of fiscal 2006 and all contributions made by the applicable executive and the company from the applicable named executive officer’s aggregate balance as of the end of fiscal 2007.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a change in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees.

For the purpose of the quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing market price as of that date — $28.90.

Severance.  Mr. Rubright is our only NEO entitled to severance payments resulting from termination or a change in control of our company or a change in his responsibilities. Mr. Rubright will receive payments in the event of his termination or a change in control in accordance with his employment agreement as described above in the section titled “Compensation Discussion and Analysis — Employment Agreement with James A. Rubright” and under SERP, as described above in the section titled “Executive Compensation Tables — Retirement Plans — SERP.”

Acceleration of Stock Grants and Stock Options.  All stock options held by a named executive officer at the time of his death or disability will be immediately exercisable. In the event of a change in control, any conditions to the exercise of outstanding stock options and any issuances and forfeiture conditions on outstanding stock grants issued prior to May 2007 will be deemed satisfied, and, in such event, our board of directors under certain circumstances has the right to cancel such options and stock grants after providing each employee and director a reasonable period to exercise his or her options and to take such action as necessary to receive the shares subject to any stock grant.

All unearned restricted stock held by a named executive officer will immediately vest at the time of his death or disability but will still be subject to any performance requirements connected with the applicable restricted stock. If a named executive officer, other than Mr. Rubright, is terminated for our convenience on or before June 30, 2008, any restricted stock granted to that officer in fiscal 2007 will immediately and fully vest, subject to any performance requirements, but the number of shares that the named executive officer will be entitled to will be prorated by a fraction, the numerator of which will be the number of days from April 1, 2007 until that officer’s last day of employment with us, and the denominator of which will be 1,096.

Also, the restricted Tranche 1, Tranche 2 and Tranche 3 stock grants made by the compensation committee on May 10, 2007, and described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock and Stock Options”, will fully vest immediately upon a change in control at the maximum pay-out of 150% of the relevant target award amount provided that the applicable named executive officer is employed by us at the time of the change in control.

2005 Incentive Plan.  The grants to our named executive officers under our 2005 Incentive Plan vest at 100% maximum upon a change in control as described above. Any unvested portion of a grant to any employee who becomes disabled or dies after September 30, 2007 and prior to September 30, 2008 shall vest on the date of disability or death.

Potential Payments Upon Termination or Change in Control for Fiscal 2007

		Before		After		Termination
		Change in		Change in		With Cause/
		Control,		Control,		Resignation
		Termination		Termination		w/o Good	Death or	Change in
Name	Benefit	w/o Cause		w/o Cause		Reason	Disability	Control

James A. Rubright	Severance(1)	$14,331,528	(2)	$12,213,626	(3)	$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$0		$0	$0	$0
	Accelerated Vesting of Restricted Stock(5)	$6,457,214		$7,145,034		$0	$6,457,214	$7,145,034
	SERP(6)	$5,123,106		$7,241,008	(7)	$5,123,106	$5,123,106	$0
	2005 Incentive Plan	$1,000,000		$1,000,000		$0	$1,000,000	$1,000,000
	Total value:	$26,911,848		$27,599,668		$5,123,106	$12,580,320	$8,145,034
David E. Dreibelbis	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$0		$0	$0	$0
	Accelerated Vesting of Restricted Stock(5)	$1,410,557		$1,927,139		$0	$1,733,509	$1,927,139
	SERP(6)	$360,175		$360,175		$360,175	$360,175	$0
	2005 Incentive Plan	$0		$250,000		$0	$250,000	$250,000
	Total value:	$1,770,732		$2,537,314		$360,175	$2,343,684	$2,177,139
Steven C. Voorhees	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$0		$0	$0	$0
	Accelerated Vesting of Restricted Stock(5)	$1,410,557		$1,927,139		$0	$1,733,509	$1,927,139
	SERP(6)	$141,938		$141,938		$141,938	$141,938	$0
	2005 Incentive Plan	$0		$250,000		$0	$250,000	$250,000
	Total value:	$1,552,495		$2,319,077		$141,938	$2,125,447	$2,177,139
Michael E. Kiepura	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$414,663		$414,663		$0	$414,663	$414,663
	Accelerated Vesting of Restricted Stock(5)	$1,256,433		$1,773,015		$0	$1,579,385	$1,773,015
	SERP(6)	$78,480		$78,480		$78,480	$78,480	$0
	2005 Incentive Plan	$0		$250,000		$0	$250,000	$250,000
	Total value:	$1,749,576		$2,516,158		$78,480	$2,322,528	$2,437,678
James L. Einstein	Severance	$0		$0		$0	$0	$0
	Accelerated Vesting of Stock Options(4)	$0		$0		$0	$0	$0
	Accelerated Vesting of Restricted Stock(5)	$1,171,235		$1,541,324		$0	$1,402,604	$1,541,324
	SERP(6)	$170,625		$170,625		$170,625	$170,625	$0
	2005 Incentive Plan	$0		$166,500		$0	$166,500	$166,500
	Total value:	$1,341,860		$1,878,449		$170,625	$1,739,729	$1,707,824

(1)	Under Mr. Rubright’s employment agreement, if he is terminated for reasons other than cause (as defined in the employment agreement), death or disability before his 65th birthday, Mr. Rubright will be paid a lump sum payment in an amount equal to three times his earnings (assuming there are more than 36 months between his termination and his 65th birthday), which means the sum of his annual base pay, his recent cash bonus and his recent long-term compensation, all as further defined in the employment agreement. He also receives a payment equal to the excess of (A) the amount that would have been paid under the SERP if a change in control had occurred on his termination date and (B) the amount that is required to be paid under the SERP as of his termination date. He also receives certain insurance coverage from date of termination to age 65 which is included above assuming that the fiscal 2008 cost for such insurance continues to the date on which Mr. Rubright reaches age 65. The calculations above assume a termination date of September 30, 2007.

(2)	Mr. Rubright’s potential severance benefits in this column include the following amounts: lump sum payment, $12,152,585; retirement benefits, $2,117,902; and insurance, $61,041.

(3)	Mr. Rubright’s potential severance benefits in this column includes the following amounts: lump sum payment, $12,152,585; and insurance, $61,041.

(4)	The calculation of the value of accelerated vesting of stock options is based upon the closing price of $28.90 of our Common Stock on September 28, 2007, the last trading day of our fiscal year, and the exercise price of $35.95 per share of the NEOs’ stock options granted on May 10, 2007, and the exercise price of $16.46 per share of the stock options granted to Mr. Kiepura on May 8, 2006.

(5)	The calculation of the value of accelerated vesting of restricted stock is based on the closing price of $28.90 of our Common Stock on September 28, 2007, the last trading day of our fiscal year, multiplied by the number of shares that would have vested on September 30, 2007 for each named executive officer upon the occurrence of the specified events. Other than Mr. Rubright who will receive the full value of his restricted stock awards under his employment agreement, the restricted stock granted to a named executive officer on May 10, 2007 will immediately and fully vest if that officer is terminated by us for our convenience. If the termination for our convenience is on or before June 30, 2008, however, the number of shares that the named executive officer will be entitled to will be prorated by a fraction, the numerator of which will be the number of days from April 1, 2007 until that officer’s last day of employment with us, and the denominator of which will be 1,096. Upon a change of control, the restricted stock awards granted to the named executive officers in fiscal 2007 will vest immediately at the maximum pay-out of 150% of the relevant target award.

(6)	The SERP benefit above represents the potential payments from the SERP as of the end of fiscal 2007. These benefit payments were based on the accrued benefits at September 30, 2007 and were converted to lump sum amounts using the August 2007 ten-year Treasury rate of 4.67% as outlined in the SERP.

(7)	The SERP benefit level 3, for which Mr. Rubright is eligible, provides that in the event of a termination upon a change in control when the participant is age 60 or older, the participant will be deemed to have 15 years of benefit service for purposes of determining his benefit on the change in control date.

CERTAIN TRANSACTIONS

J. Hyatt Brown, a director of our company, is chairman, chief executive officer and a shareholder of Brown & Brown, Inc., the insurance agency that brokers a portion of the insurance for our company. During fiscal 2007, Brown & Brown, Inc. received approximately $4,479,756 for property and casualty insurance premiums brokered by Brown & Brown, Inc. These payments to Brown & Brown, Inc. are for premium payments that Brown & Brown, Inc. pays to various insurance providers on our behalf. For the fiscal year ending September 30, 2007, we paid Brown & Brown, Inc. approximately $500,000, inclusive of fees for services and commissions paid.

Administration of Related-Party Transactions

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for salaries, directors’ fees and dividends on our stock). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Corporate Governance and Nominating Committee as to directors and director nominees or by the Audit Committee as to executive officers. Our executive officers, directors and director nominees have rarely engaged in any such transactions with us, however. We do not have a formal written policy for approval or ratification of such transactions. Directors’ responses to the questionnaires are reviewed annually by the board of directors for the purpose of assessing independence under our Corporate Governance Guidelines, applicable rules and regulations of the Securities and Exchange Commission and the corporate governance standards of the NYSE, and we review all responses to insure that any transactions adhere to the standards set forth in above-referenced guidelines and standards as well as our various codes of conduct.

REPORT OF THE AUDIT COMMITTEE

The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the listing standards applicable to the NYSE) and oversees on behalf of the board of directors our company’s financial reporting process and system of internal control over financial reporting. A copy of the audit committee charter is available on our Internet website at www.rocktenn.com. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2007, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards 61 (Communication with Audit Committees)) and applicable law.

In addition, the independent registered public accounting firm provided to the audit committee the written disclosures and the letter regarding its independence from management and our company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee discussed this information with the independent registered public accounting firm.

The audit committee discussed with our company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our company’s internal controls, and the overall quality of our company’s financial reporting. The audit committee held six meetings during fiscal 2007. The audit committee was updated no less than quarterly on management’s process to assess the adequacy of our company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting. The audit committee also discussed with the independent auditor our company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of our system of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the SEC.

John W. Spiegel, chairman, audit committee
Stephen G. Anderson, audit committee member
Robert B. Currey, audit committee member
James E. Young, audit committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The following table presents fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2007, and September 30, 2006.

	2006(5)	2007(5)

Audit fees(l)	$2,337,500	$2,201,373
Audit-related fees(2)	$83,000	$63,500
Tax fees(3)	$82,679	$538,600
All other fees(4)	—	—

Total fees paid to auditor	$2,503,179	$2,803,473

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for Ernst & Young to fulfill their responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)	Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees above. For fiscal 2007 and 2006, these fees relate primarily to due diligence services with respect to our acquisitions and potential acquisitions.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning.

(4)	All other fees, if any, consist primarily of fees related to products and professional services that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services during these periods.

(5)	All of such Audit fees, Audit-related fees, and Tax fees that Ernst & Young billed for professional services were pre-approved by the audit committee or were otherwise pre-approved in accordance with our pre-approval policy described below.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

In accordance with its pre-approval policy, its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves the terms of all audit services provided to us as well as all permissible audit-related and non-audit services to be provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the pre-approval policy, it requires specific pre-approval by our audit committee or the chairman of our audit committee before the commencement of each service. The term of any pre-approval is twelve months, unless the audit committee specifically provides for a different period.

In determining whether to pre-approve services, the audit committee is generally guided by the following principles. The independent registered public accounting firm engaged to perform audit work necessary for us to file required reports under the Exchange Act may not perform a service that: (1) impairs the independent registered public accounting firm’s independence; (2) creates a mutual or conflicting interest between the independent registered public accounting firm and us; (3) places the independent registered public accounting firm in the position of auditing its own work; or (4) results in the independent registered public accounting firm acting as management or an employee of our company.

The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. However, the audit committee has appointed our chief accounting officer to assist it in monitoring compliance with the pre-approval policy, including ensuring whether the necessary pre-approvals from the audit committee or the chairman of our audit committee have been obtained and that the services carried out under the pre-approval policy is appropriately reported periodically (but not less than annually).

The audit committee will review and revise the pre-approval policy on a periodic basis (not less than annually) and update it as necessary based on subsequent determinations.

Engagements for our annual audit and quarterly reviews required under the Exchange Act (including the audit of internal control over financial reporting), and statutory or employee benefit plan audits are reviewed and pre-approved annually by the audit committee. The nature and dollar value of services provided under these engagements are periodically reviewed with the audit committee as changes in terms, conditions and fees resulting from changes in audit scope, our structure, or other matters occur.

The following services, consistent with the nature of services previously provided to us, are pre-approved under the pre-approval policy. All other audit, audit-related and non-audit services must be specifically pre-approved by the audit committee or the chairman of our audit committee prior to the commencement of each service.

•	Work associated with registration statements under the Securities Act;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that are not required for the Exchange Act audit;

•	due-diligence work for potential acquisitions or dispositions, which includes financial, accounting, and tax procedures relating to the parties to the contemplated transaction and performance of audit and/or review procedures as of the closing date of the transaction as well as assistance and planning with the tax aspect of transactions, but not including preparing valuations, financial models, “fairness opinions,” actuarial reports or any other services prohibited by rules or regulations;

•	attestation services;

•	advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory agencies;

•	access to Ernst &Young’s Internet-based accounting and reporting resources;

•	assistance to us with understanding our internal control review and reporting obligations and, if requested, under the supervision of our management assisting us in the documentation of our internal controls and processes, not including the performance of any management review, evaluation or testing of internal controls for the purposes of management’s assertions about the effectiveness of internal controls;

•	review of our information systems security and controls;

•	preparation and/or review of tax returns (including amended returns and refund claims) to be filed by us with federal, state, local or foreign jurisdictions and related tax services, which includes assistance with audits and notices, voluntary disclosure and amnesty programs, estimated payment and extension calculations, tax projections, allocations and analytical review calculations and tax accounting method changes, statutory incentive credit assistance, transfer pricing analysis, inventory related calculations and assistance, fixed asset and depreciation assistance and cost segregation studies (but in no circumstances computing depreciation or maintaining our related records), analysis of tax legislation, and pronouncements, expatriate tax services and consultation and responses to questions from us regarding the tax implications of various items;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	general federal, state, and international tax planning and advice.

For the services receiving the general pre-approval under the pre-approval policy that are listed above, any individual engagement with an estimated cost of more than $37,500 must nevertheless be specifically pre-approved by the audit committee or its chairman before the commencement of the engagement. In addition, further audit committee pre-approval is required if the aggregate fees for such engagements would exceed $75,000. The audit committee at its next regularly scheduled meeting will review services performed pursuant to the general pre-approvals granted under the pre-approval policy and services pre-approved by the chairman of our audit committee. In addition, the nature and dollar value of services performed under the general pre-approval guidelines are reviewed with the audit committee on an at least an annual basis.

Our independent registered public accounting firm may not perform any service that is proscribed by law, regulation, the NYSE or regulatory authorities or organizations charged with oversight of the accounting and auditing profession. Specifically, the following non-audit services are prohibited by our pre-approval policy:

•	bookkeeping or other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	personal tax services for individuals in a financial reporting oversight role.

The audit committee, based on the guiding principles set forth above, may prohibit other services.

The fees charged by our independent registered public accounting firm must be based on time and expense incurred to perform its services, and in no event will fees be “contingency” based.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
ITEM 2

The audit committee of the board of directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008. Although we are not required to submit this matter to you, the board of directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of Ernst & Young is not ratified by you, the audit committee will reconsider the appointment. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions that you may have.

Pursuant to the rules and regulations of the SEC, the audit committee has the direct responsibility to appoint, retain, fix the compensation and oversee the work of our independent registered public accounting firm. Consequently, the audit committee will consider the results of the shareholder vote on ratification but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of our independent public registered accounting firm, and the appointment of Ernst & Young will be subject to the audit committee and Ernst & Young reaching agreement on satisfactory terms of the appointment.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the company. Proxies returned without instructions will be voted FOR the ratification of the E&Y Appointment.

OTHER MATTERS

The board of directors knows of no other matters that will be brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16 (a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of the reports furnished to us and certain representations of these persons, all of these persons timely complied with the applicable reporting requirements except as follows:

•	Mr. Dreibelbis was late in filing his Form 4 with respect to the sale of shares in connection with the exercise of stock options;

•	Mr. Hopkins was late in filing his Form 4 with respect to the transfer and sale of shares;

•	Mr. Einstein was late in filing his Form 4 with respect to the sale of shares in connection with the exercise of stock options; and

•	Mr. Spiegel was late in filing his Form 4 with respect to the sale of shares.

Annual Report on Form 10-K

We will provide without charge, at the written request of any shareholder of record as of November 30, 2007, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible shareholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our annual report on Form 10-K should be mailed to: Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at www.rocktenn.com.

Shareholder Nominations for Election of Directors

Under our bylaws, only persons nominated in accordance with certain procedures will be eligible for election as directors. Shareholders are entitled to nominate persons for election to the board of directors only if both (1) the shareholder is otherwise entitled to vote generally in the election of directors, and (2) the shareholder sends timely notice of the nomination in writing to our Corporate Secretary.

All proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days and no more than 120 days prior to the meeting. Next year’s annual meeting of shareholders is currently scheduled for January 23, 2009, so shareholders must submit nominations no earlier than the close of business on September 25, 2008, and no later than the close of business on October 25, 2008.

If we give less than 100 days’ notice or prior public disclosure of the date of the annual meeting to shareholders, we must receive notice from the shareholder no later than the close of business on the 10th day following the day on which we mailed such notice or made such public disclosure of the date of the meeting, whichever occurs first.

The shareholder’s notice must set forth for each person to be nominated for election as a director all of the following:

•	All information that is required to be disclosed in connection with the solicitation of proxies for the election of directors pursuant to Regulation 14(a) under the Exchange Act or any other proxy rules promulgated by the SEC.

•	The signed consent of the proposed nominee to serve as a director if elected.

•	The name and address of the proposed nominee.

•	A description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

•	The total number of shares of Common Stock that such shareholder believes will be voted for the proposed nominee.

The shareholder’s notice must also set forth, with respect to the shareholder giving such notice, all of the following:

•	A representation that the shareholder is a holder of record of Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the proposed nominee.

•	The name and address of the shareholder, as they appear on our company’s books.

•	The total number of shares of Common Stock beneficially owned by the shareholder and how long the shareholder has owned such shares.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

Shareholder Proposals

Bylaw Provisions.  In accordance with our bylaws, a shareholder who desires to present a proposal for consideration at our 2009 annual meeting of shareholders must deliver the proposal to our Corporate Secretary so that it is received no earlier than the close of business September 25, 2008, and no later than the close of business on October 25, 2008. However, if we give less than 100 days’ notice of our 2009 annual meeting of shareholders, then shareholder proposals intended to be presented at the meeting but not to be included in the board’s proxy materials must be received no later than 10 days after notice of the date of the 2009 annual meeting is mailed or the day on which public disclosure of the meeting date is made. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the shareholder (as they appear in our stock transfer records), the number of shares of Common Stock beneficially owned by the shareholder and a description of any material direct or indirect financial or other interest that the shareholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Rock-Tenn Company, 504 Thrasher Street, Norcross, GA 30071, Attention: Corporate Secretary.

Inclusion in Next Year’s Proxy Statement.  Notwithstanding the bylaw provisions, a shareholder who desires to have his or her proposal included in next year’s proxy statement must deliver the proposal to our principal executive offices (at the address noted above) no later than the close of business on August 23, 2008.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

Our Annual Report to Shareholders for fiscal 2007, which includes audited financial statements, accompanies this proxy statement. The Annual Report does not form any part of the material for the solicitation of proxies.

Appendix A
Please be sure to sign and date the proxy. Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If a corporation submits this proxy, it should be executed in the full corporate name by a duly authorized officer; if a partnership, please have it signed in partnership name by an authorized person.
Date (mm/dd/yyyy) – Please print date below. Signature 1 — Please keep signature within the box Signature 2 — Please keep signature within the box
C Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below
2. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of Rock-Tenn Company.
1. To elect five (5) directors: B Non-Voting Items
A Proposals The Board of Directors recommends a vote FOR Item 1 and 2. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on January 25, 2008. Vote by Internet Log on to the Internet and go to
www.investorvote.com
Follow the steps outlined on the secured website.
Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United
States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Follow the instructions provided by the recorded message.
For Withhold [ ] [ ]
For Withhold [ ] [ ]
For Withhold [ ] [ ]
For Withhold [ ] [ ]
For Withhold [ ] [ ] X Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 05 — Bettina M. Whyte 02 — Robert M. Chapman 04 — G. Stephen Felker 01 — J. Hyatt Brown
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
03 — Russell M. Currey Change of Address Please print your new address below.
For Against Abstain [ ] [ ] [ ] For Withhold 09 — <Name Here> [ ] [ ]
10 — <Name Here> [ ] [ ]
11 — <Name Here> [ ] [ ]
12 — <Name Here> [ ] [ ] For Withhold 05 — <Name Here> [ ] [ ]
06 — <Name Here> [ ] [ ]
07 — <Name Here> [ ] [ ]
08 — <Name Here> [ ] [ ]
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PROXY FOR CLASS A COMMON STOCK PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JANUARY 25, 2008
The undersigned hereby appoints James A. Rubright and Steven C. Voorhees and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Class A Common Stock of Rock-Tenn Company that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on January 25, 2008, at 9:00 a.m., local time, at the Northeast Atlanta Hilton at Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia 30092, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and proxy statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the annual meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and proxy statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. Unless you are voting via the Internet or by telephone, please complete, date and sign this proxy and return it promptly in the enclosed envelope, whether or not you plan to attend the annual meeting on January 25, 2008. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy or voted via the Internet or by telephone.)
THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEM 1 AND ITEM 2 AND IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTER. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE . Proxy card must be signed and dated on the reverse side. (Continued on other side)
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy – ROCK-TENN COMPANY